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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 8-K/A-1

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) AUGUST 10, 1998

                         ALLIED WASTE INDUSTRIES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                   0-19285                                       88-0228636
           (COMMISSION FILE NUMBER)                  (IRS EMPLOYER IDENTIFICATION NO.)
   15880 N. GREENWAY/HAYDEN LOOP, SUITE 100
             SCOTTSDALE, ARIZONA                                   85260
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (602) 423-2946

                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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

ITEM 2.  ACQUISITION OF ASSETS.

     On August 10, 1998, Allied Waste Industries, Inc. (the "Company" or "Allied") entered into a definitive merger agreement with American Disposal Services, Inc. ("ADSI"). Under the terms of the agreement, ADSI shareholders will receive 1.65 shares of Allied common stock for each share of ADSI common stock. The merger, which is subject to shareholder approval, is expected to be completed in the fourth quarter of 1998 and will be accounted for as a pooling-of-interests.

     Pursuant to Instruction 4 of Item 7(a) of Form 8-K, financial statements of ADSI were not provided with the initial 8-K announcing the merger filed on August 20, 1998. Such financial statements are filed herewith.

     Pursuant to Instruction 2 of Item 7(b) of Form 8-K, pro forma financial statements of the Company relative to ADSI were not provided with the initial 8-K announcing the merger filed on August 20, 1998. Such pro forma financial statements are filed herewith.

ITEM 5.  OTHER EVENTS.

     Allied files herewith restated financial statements and other financial data to reflect the significant number of acquisitions completed in 1998 that were accounted for using the pooling-of-interests method of business combinations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (AS RESTATED FOR THE 1998 ACQUISITIONS ACCOUNTED FOR USING THE POOLING-OF-INTERESTS METHOD FOR BUSINESS COMBINATIONS)

     The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto, included elsewhere herein.

INTRODUCTION

     The Company has experienced significant growth, a substantial portion of which has resulted from the acquisition of solid waste businesses. Since January 1, 1993, the Company has completed over 140 acquisitions. In 1997, the Company acquired 35 businesses and subsequent to 1997 it has acquired 32 businesses. See
Note 2 to the Company's Consolidated Financial Statements. The Company's Consolidated Financial Statements have been restated to reflect the acquisition of companies accounted for using the pooling-of-interests method for business combinations. The majority of the acquisitions were accounted for under the purchase method for business combinations and, accordingly, the results of operations for such acquired businesses are included in the Company's financial statements only from the applicable date of acquisition. As a result, the Company believes its historical results of operations for the periods presented are not directly comparable.

     On December 30, 1996, the Company completed the acquisition of substantially all of the non-hazardous solid waste management business conducted by Laidlaw Inc. ("Laidlaw") in the United States and Canada (the "Laidlaw Acquisition"), for total consideration of approximately $1.5 billion comprised of $1.2 billion cash, 14.6 million shares of Common Stock, warrants to acquire
20.4 million shares of Common Stock (the "Warrant"), and two junior subordinated debentures with an aggregate face amount of $318 million. The cash consideration was financed from the proceeds of its $1.275 billion senior credit facility (the "Bank Agreement") and the sale of $525 million of 10.25% senior subordinated notes due 2006 (the "1996 Notes").

     In March 1997, pursuant to a Share Purchase Agreement with USA Waste Services, Inc. ("USA Waste"), the Company sold to USA Waste all of the Canadian non-hazardous solid waste management operations of the Company for approximately $518 million (the "Canadian Sale"). The Company used the proceeds from the Canadian Sale to pay down approximately $517 million in debt under the Bank Agreement. The Company acquired the Canadian operations in connection with the Laidlaw Acquisition.

     In May 1997, pursuant to a Securities Purchase Agreement (the "Laidlaw Securities Purchase Agreement") with the Laidlaw Group and certain private securities investment funds affiliated with either

(i) Apollo Advisors II, L.P. or (ii) the Blackstone Group, the Company repurchased from the Laidlaw Group the Allied Debentures and the Warrant for an aggregate purchase price of $230 million in cash (the "Repurchase"). The net proceeds of $230 million related to the $418 million face value 11.3% senior discount notes (the "Senior Discount Notes") were used to fund the Repurchase. Also pursuant to the Laidlaw Securities Purchase Agreement, the private securities investment funds purchased all of the Common Stock of Allied held by Laidlaw.

     In June 1997, the Company completed a series of transactions with USA Waste (the "USA Waste Transactions") pursuant to which the Company acquired eight landfills (two of which were transferred to the Company in July 1997 after completion of certain regulatory matters), eight collection operations, five transfer stations and one recycling facility with an annual aggregate revenue of $58.0 million for consideration of $87.5 million. Also pursuant to the USA Waste Transactions, the Company sold to USA Waste one landfill, two collection operations and one recycling facility with an aggregate of approximately $33.6 million in annual revenue for which it received consideration of approximately $61.3 million.

     In November 1997, the Company completed a second series of transactions with USA Waste pursuant to which the Company acquired three landfills, seven collection operations, two transfer stations and one recycling facility with an annual aggregate revenue of $66.9 million for consideration of $124.0 million. Also pursuant to this transaction, the Company sold to USA Waste six landfills, seventeen collection operations, three transfer stations and four recycling facilities with an aggregate of approximately $81.4 million in annual revenue for which it received consideration of approximately $133.9 million.

     In November 1997, the Company assumed ownership and operation of the active solid waste disposal system for San Diego County, California. Allied acquired operations of four landfills, one transfer station, and one material recovery facility for approximately $163 million in cash paid directly to San Diego County.

     In December 1997, the Company acquired the ECDC landfill from Laidlaw Environmental Services, Inc. for approximately $89 million in cash, notes, assumed debt and a contingent payable.

     In June 1998, the Company completed the acquisition of the Rabanco Companies ("Rabanco") in a transaction accounted for using the pooling-of-interests method for business combinations. Rabanco generates annual revenue of approximately $160 million excluding the effects of the internalization of waste volumes. Rabanco provides solid waste collection, recycling, transportation and disposal services in the Pacific Northwest through a network of approximately 160 collection routes, 3 transfer stations, an extensive intermodal rail transportation system and a major regional landfill.

     In August 1998, the Company acquired Illinois Recycling Services, Inc. and its affiliates ("IRS") in a transaction accounted for using the pooling-of-interests method for business combinations. IRS provides solid waste collection, recycling and transportation services primarily in the Chicago metro area and northern Indiana and generates annual revenue of approximately $80 million excluding the effects of the internalization of waste volumes.

     In August 1998, the Company signed a definitive merger agreement with American Disposal Services, Inc. ("ADSI"). Under the terms of the agreement, ADSI shareholders will receive 1.65 shares of Allied common stock for each share of ADSI common stock. The merger, which is subject to shareholder approval, is expected to be completed in the fourth quarter 1998 and will be accounted for as a pooling-of-interest.

GENERAL

     Revenues. The Company's revenues are attributable primarily to fees charged to customers for waste collection, transfer, recycling and disposal services. The Company's collection services are generally provided under direct agreements with its customers or pursuant to contracts with municipalities. Commercial and municipal contract terms, where used, generally range from 1 to 5 years and commonly have automatic renewal options. The Company's landfill operations include both Company-owned landfills and those operated for municipalities for a fee. The Company is fully integrated in each geographic region in which it is located as it provides collection, transfer and disposal services. The tables below show for the periods indicated the

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

percentage of the Company's total reported revenues attributable to services provided and to geographic region:

                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------
                                                        1995      1996      1997
                                                        -----     -----     -----
Collection(1).........................................    60%       59%       56%
Transfer..............................................     7         7         7
Landfill(1)...........................................    25        26        27
Other.................................................     8         8        10
                                                         ---       ---       ---
     Total Revenues...................................   100%      100%      100%
                                                         ===       ===       ===

                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------
                                                        1995      1996      1997
                                                        -----     -----     -----
Great Lakes...........................................    21%       20%       26%
Midwest...............................................     9        10        12
Northeast.............................................    10        10        12
Southeast.............................................    15        18        12
Southwest.............................................     2         2        12
West..................................................    43        40        26
                                                         ---       ---       ---
     Total Revenues...................................   100%      100%      100%
                                                         ===       ===       ===

---------------
(1) The portion of collection revenues attributable to disposal charges for waste collected by the Company and disposed at the Company's landfills have been excluded from collection revenues and included in landfill revenues.

     The Company's strategy is to develop vertically integrated operations to ensure internalization of the waste it collects and thus realize higher margins from its operations. By disposing of waste at Company-owned and/or operated landfills, the Company retains the margin generated through disposal operations that would otherwise be earned by third-party landfills. Approximately 60% of Company-collected waste is disposed of at Company-owned and/or operated landfills as measured using disposal volumes in 1997. In addition, transfer stations are an integral part of the disposal process. The Company locates its transfer stations in areas where its landfills are outside of the population centers in which it collects waste. Such waste is transferred to long-haul trailers and economically transported to its landfills.

     Expenses. Cost of operations includes labor, maintenance and repairs, equipment and facility rent, utilities and taxes, the costs of ongoing environmental compliance, safety and insurance, disposal costs and costs of independent haulers transporting Company waste to the disposal site. Disposal costs include certain landfill taxes, host community fees, payments under agreements with respect to landfill sites that are not owned, landfill site maintenance, fuel and other equipment operating expenses and accruals for estimated closure and post-closure monitoring expenses anticipated to be incurred in the future.

     Selling, general and administrative expenses include management, clerical and administrative compensation and overhead, sales costs, community relations expenses and provisions for estimated uncollectible accounts receivable and potentially unrealizable acquisition costs.

     Depreciation and amortization expense includes depreciation of fixed assets and amortization of landfill development costs (including capitalized interest), goodwill and other intangible assets.

     In connection with potential acquisitions, the Company incurs and capitalizes certain transaction and integration costs which include stock registration, legal, accounting, consulting, engineering and other direct costs. When an acquisition is completed and is accounted for using the pooling-of-interests method for business combinations, these costs are charged to the statement of operations as acquisition related costs. When a completed acquisition is accounted for using the purchase method for business combinations, these costs are capitalized. The Company routinely evaluates capitalized transaction and integration costs and

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

expenses those costs related to acquisitions not likely to occur. Indirect acquisition costs, such as executive salaries, general corporate overhead and other corporate services, are expensed as incurred.

     Certain direct landfill development costs, such as engineering, upgrading, construction and permitting costs, are capitalized and amortized based on consumed airspace. The Company believes that the costs associated with engineering, owning and operating landfills will increase in the future as a result of federal, state and local regulation and a growing community awareness of the landfill permitting process. Although there can be no assurance, the Company believes that it will be able to implement price increases sufficient to offset these increased expenses. All indirect landfill development costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred.

     Accrued closure and post-closure costs represent an estimate of the current value of the future obligation associated with closure and post-closure monitoring of non-hazardous solid waste landfills currently owned and/or operated by the Company. Site specific closure and post-closure engineering cost estimates are prepared annually for landfills owned and/or operated by the Company for which it is responsible for closure and post-closure. The present value of estimated future costs are accrued based on accepted tonnage as landfill airspace is consumed. Discounting of future costs is applied where the Company believes that both the amounts and timing of related payments are reliably determinable. The Company periodically updates its estimates of future closure and post-closure costs. The impact of changes which are determined to be changes in estimates are accounted for on a prospective basis.

     The net present value of the closure and post-closure commitment is calculated assuming inflation of 2.5% and a risk-free capital rate of 7.0%. Discounted amounts previously recorded and not yet expended are accreted to reflect the effects of the passage of time. The Company's current estimate of total future payments for closure and post-closure is $1.2 billion while the present value of such estimate is $278.1 million. At December 31, 1996 and 1997, accruals for landfill closure and post-closure costs (including costs assumed through acquisitions) were approximately $115.3 million and $149.6 million, respectively. The accruals reflect relatively young landfills with estimated remaining lives, based on current waste flows, that range from 1 to over 75 years, and an estimated average remaining life of greater than 30 years.

     Year 2000 Systems Modifications. During 1997, Allied began modifying its computer system programming to process transactions in the year 2000. Anticipated spending for this modification will be expensed as incurred and is not expected to have a significant impact on the Company's ongoing results of operations.

  RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship that the various items bear to revenues and the percentage of change in dollar amounts for the periods indicated. The statement of operations data have been restated to give effect to acquisitions that were accounted for using the pooling-of-interests method for business combinations. See Note 2 to the Company's Consolidated Financial Statements.

                                                            YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------
                                                                   1996                   1997
                                                                 COMPARED               COMPARED
                                                                 TO 1995                TO 1996
                                                                 % CHANGE               % CHANGE
                                              1995     1996     IN AMOUNTS    1997     IN AMOUNTS
                                              -----    -----    ----------    -----    ----------
STATEMENT OF OPERATIONS DATA:
Revenues....................................  100.0%   100.0%        5.9%     100.0%       124.6%
Cost of operations..........................   63.5     63.6         6.0       57.4        103.0
Selling, general and administrative
  expenses..................................   14.6     15.0         9.5       11.8         76.5
Depreciation and amortization expense.......    9.6     10.2        13.3       11.9        159.6
Acquisition related costs...................    0.3     18.6     5,828.4        0.5        (94.5)
Unusual costs...............................     --      1.2       100.0         --       (100.0)
                                              -----    -----                  -----
Operating income (loss).....................   12.0     (8.6)     (175.5)      18.4        583.0
Interest expense, net.......................    3.4      2.5       (23.5)       8.7        697.3
Other income, net...........................     --       --          --       (0.1)       100.0
Income tax expense, (benefit)...............    2.3      0.0        99.0        3.3     33,482.6
Extraordinary loss, net of income tax
  benefit...................................     --      2.7       100.0        4.9        296.7
                                              -----    -----                  -----
  Net income (loss).........................    6.3%   (13.8)%    (330.9)%      1.6%       126.5%
                                              =====    =====                  =====

  YEARS ENDED DECEMBER 31, 1997 AND 1996

     Revenues. Revenues in 1997 were $1,098.5 million compared to $489.0 million in 1996, an increase of 124.6%. Revenues of approximately $503.4 million in 1997 were generated from companies acquired subsequent to the end of the same period in the prior year, while increases in revenues attributable to existing operations ("Internal Growth") amounted to $106.1 million. If the Laidlaw Acquisition, net of the Canadian Sale, is included as of January 1996, Internal Growth would have approximated 11.0% with 7.0% attributable to net volume increases and 4.0% attributable to price increases.

     Cost of Operations. Cost of operations in 1997 was $630.9 million compared to $310.8 million in 1996, an increase of 103.0%. This increase in cost of operations was primarily attributable to the increase in revenues described above. As a percentage of revenues, cost of operations decreased to 57.4% in 1997 from 63.6% in 1996. The improvement in gross margin is due primarily to the integration of the assets acquired from Laidlaw during 1996 and the increased volume at the landfills.

     Selling, General and Administrative Expenses. SG&A expense in 1997 was $129.8 million compared to $73.6 million in 1996, an increase of 76.5%. The increase in SG&A expense resulted from expenses associated with acquired companies and expenses incurred in connection with the Company's increase in personnel and other expenses related to the growth of the Company. In addition, SG&A expenses include a charge of approximately $3.4 million related to future post employment executive compensation and a credit of approximately $3.0 million related to a favorable settlement of certain litigation. As a percentage of revenues, SG&A decreased to 11.8% in 1997 from 15.0% in 1996. The decrease in SG&A as a percentage of revenues is primarily due to the substantial increase in the revenues of the Company resulting principally from the Laidlaw Acquisition, while SG&A expenses have not increased proportionately.

     Depreciation and Amortization Expense. Depreciation and amortization in 1997 was $130.1 million compared to $50.1 million in 1996, an increase of 159.6%. The increase in depreciation and amortization expense was due to acquisitions and capital expenditures. Fixed assets have increased from $671.2 million in

1996, excluding the Laidlaw Acquisition on December 30, 1996 to $1.7 billion in 1997 and goodwill has increased to $939.1 million at December 31, 1997 from $116.8 million at December 31, 1996, excluding the Laidlaw Acquisition on December 30, 1996. As a percentage of revenues, depreciation and amortization increased to 11.9% in 1997 from 10.2% in 1996. This is primarily the result of an increase in amortization of goodwill as a percentage of revenues to 2.1% in 1997 from 0.5% in 1996 related to increased goodwill in connection with the Laidlaw Acquisition.

     Acquisition Related Costs. Acquisition related costs in 1997 were $5.0 million compared to $90.8 million in 1996, a decrease of 94.5%. During 1996, in connection with the Laidlaw Acquisition, the Company incurred approximately $84.6 million in charges primarily associated with the acquisition, which include $51.5 million of environmental related matters, $18.4 million of asset impairments and abandonments, and $14.7 million of acquisition liabilities.

     Unusual Items. In December 1996 the Company recorded $5.7 million in unusual items including $2.0 million in connection with the ongoing investigation and remediation of the Company's Norfolk landfill and $3.7 million of other non-recurring valuation adjustments.

     Other Income, Net. The Company recorded approximately $1.1 million of other income, comprised of a $5.6 million gain on sale of assets to USA Waste in the fourth quarter of 1997, net of a charge of approximately $4.5 million in connection with the abandonment of certain collection and transfer operations.

     Net Interest Expense. Net interest expense was $96.0 million in 1997 compared to $12.0 million in 1996, an increase of 697.3%. The increase in interest expense is due to the increase in debt from $422.7 million at December 31, 1996, excluding the Laidlaw Acquisition on December 30, 1996, compared to $1.5 billion at December 31, 1997. This increase in debt outstanding is primarily the result of debt incurred in connection with the Laidlaw Acquisition net of the application of the net proceeds received in connection with the Canadian Sale. Additionally, in connection with the construction and development of the Company's landfills, Allied capitalized approximately $36.9 million of interest in 1997 compared to $13.0 million in 1996. The increase is primarily due to the increase in the base of assets under development which qualify for capitalized interest (primarily landfill assets) as a result of the Laidlaw Acquisition in late 1996 and other acquisitions made during 1997.

     Income Taxes. Income taxes reflect a 34.0% effective income tax rate for 1997 which deviates from the federal statutory rate of 35% due primarily to the effects of differences in the treatment of goodwill for book and tax purposes, state income taxes, and other permanent differences. See Note 10 to the Consolidated Financial Statements.

     Extraordinary Loss, Net. In May 1997, the Company repurchased from the Laidlaw Group two junior subordinated debentures with an aggregate face amount of $318 million and the Warrant, used as partial consideration for the Laidlaw Acquisition, for an aggregate purchase price of $230 million in cash. An extraordinary charge to earnings related to the Repurchase of approximately $65.7 million ($39.4 million net of income tax benefit) was recorded. In addition, the Company replaced its $1.275 billion Bank Agreement with the $900 million senior credit facility (the "Credit Agreement") in June 1997 and recognized an extraordinary charge of approximately $21.6 million ($13.0 million net of income tax benefit).

     In September 1997, the Company sold 18.6 million shares of common stock with net proceeds of approximately $327.4 million (the "Equity Offering"). In October, the Company used $203 million of the net proceeds to retire a portion of the term loan facility of the Credit Agreement, $71 million to repay the entire amount outstanding on the revolving credit facility. As a result of the early repayment of debt outstanding under the term loan facility, the Company recognized an extraordinary charge in the third quarter of 1997 of approximately $1.3 million ($0.8 million net of income tax benefit) for the write-off of previously deferred debt issuance costs.

  YEARS ENDED DECEMBER 31, 1996 AND 1995

     Revenues. Revenues in 1996 were $489.0 million compared to $461.8 million in 1995, an increase of 5.9%. Approximately 2.0% of the increase in revenues is attributable to acquisitions and 3.9% is attributable to internal growth. Revenues of $9.4 million for 1996 were generated from companies acquired subsequent to December 1994, while increases in revenue attributable to existing operations amounted to $17.8 million. Average price increases as a percentage of revenue were approximately 3.0% of revenue while the remainder of Internal Growth was from volume.

     Cost of Operations. Cost of operations in 1996 was $310.8 million compared to $293.3 million in 1995, an increase of 6.0%. This increase in cost of operations was primarily attributable to the increase in revenues described above. As a percentage of revenues, cost of operations increased to 63.6% in 1996 from 63.5% in 1995. Cost of operations were effected by a significant increase in municipal solid waste volumes offset by a decrease in higher margin special waste volumes. This change in revenue mix had the effect of increasing the cost of disposal relative to revenues.

     Selling, General and Administrative Expenses. SG&A expenses increased to $73.6 million in 1996 compared to $67.2 million in 1995, an increase of 9.5%. As a percentage of revenues, SG&A increased to 15.0% in 1996 from 14.6% in 1995. The increase in SG&A expense resulted from expenses associated with acquired companies and expenses incurred in connection with the Company's increase in personnel and other expenses related to the anticipated growth of the Company as it continues to acquire companies.

     Depreciation and Amortization Expense. Depreciation and amortization in 1996 was $50.1 million compared to $44.2 million in 1995, an increase of 13.3%. The increase in depreciation and amortization expense is due to acquisitions and capital expenditures. Before the Laidlaw Acquisition, fixed assets increased to $671.2 million at December 31, 1996 from $565.6 million at December 31, 1995 and goodwill increased to $116.8 million at December 31, 1996 from $99.1 million at December 31, 1995. As a percentage of revenues, depreciation and amortization increased to 10.2% in 1996 from 9.6% in 1995.

     Acquisition Related Costs. During 1996 in connection with the Laidlaw Acquisition, the Company incurred approximately $84.6 million in charges, which include $51.5 million of environmental related matters, $18.4 million of asset impairments and abandonments, and $14.7 million of acquisition liabilities, of which $2.0 million relates to litigation matters, $5.4 million relates to relocation and transition costs and bonuses, $3.8 million relates to taxes, claims and assessments and other integration costs, and $3.5 million relates to acquired accounts receivable considered uncollectible.

     In connection with the Laidlaw Acquisition, Allied engaged an independent environmental consulting firm to assist in conducting an environmental assessment of the real property owned by the acquired subsidiaries or third-parties, and properties under the management of the acquired companies. Several contaminated landfills and other properties were identified, two of which are owned by subsidiaries of the Company, that would require those subsidiaries to incur costs for incremental closure and post-closure measures, remediation activities and litigation in the future. The costs of performing the investigation, design, remediation and the allocation of responsibility to the subsidiaries of Allied vary significantly between sites. Based on information available to the Company, Allied recorded a provision of $51.5 million for environmental matters, including closure and post-closure costs, in the 1996 statement of operations and expects these amounts to be disbursed over the next 30 years.

     As a result of the Laidlaw Acquisition, Allied increased its revenue base by approximately 400% and entered into 14 new markets where it would execute its operating strategy. In connection with the significant increase in size and the redirection of its strategic operating emphasis, Allied determined that certain asset values were impaired as they will provide no further benefit to the Company. Included among the asset impairments are costs of $10.8 million related to over 50 noncompetition agreements in several markets where the counterparty no longer poses a significant threat, costs of $4.8 million for discontinued facilities and costs of $2.8 million for market development activities no longer being pursued.

     Costs of $6.2 million were incurred in 1996 compared to $1.5 million in 1995 for transaction and integration costs directly related to acquisitions accounted for using the pooling-of-interests method for business combinations. Transaction costs include, but are not limited to, stock registration, legal, accounting, consulting, engineering and other direct third-party costs incurred to complete the acquisitions. Integration costs include, but are not limited to, uncollectible accounts receivable write-offs, employee termination and relocation, write down of fixed assets and lease termination.

     Unusual Items. In December 1996 the Company recorded $5.7 million in unusual items including $2.0 million in connection with the ongoing investigation and remediation of the Company's Norfolk landfill and $3.7 million of other non-recurring valuation adjustments.

     Net Interest Expense. Net interest expense was $12.0 million in 1996 compared to $15.8 million in 1995, a decrease of 23.5%. The decrease in net interest expense is partially due to the conversion of subordinated debt into Common Stock in the fourth quarter of 1995 which resulted in a reduction to annual interest charges and the refinancing of the 1994 Notes (as defined herein) on July 31, 1996, resulting in a decrease in the interest rate from 12% to 7% for the months of August through December 1996. Also, interest capitalized in 1996 was $13.0 million compared to $11.1 million in 1995.

     Conversion Fees. A non-cash conversion fee of $2.2 million was incurred in the fourth quarter of 1995 as a result of an inducement offered by the Company to holders of certain convertible preferred stock and convertible subordinated notes to exercise their conversion option to receive Common Stock. The inducement fee consisted of payment of dividends or interest from the conversion date through the first call or redemption date of each convertible security. Approximately 7.8 million shares of Common Stock were issued for conversion and approximately 285,000 were issued for the conversion fee.

     Income Taxes. Income taxes reflect a 0.2% effective income tax rate for 1996 which deviates from the federal statutory rate of 35% due primarily to the treatment of expenses for book purposes that, when recognized for tax purposes, may produce tax goodwill in excess of book goodwill. Other items impacting the Company's effective tax rate for both 1996 and 1995 include the differences in the treatment of goodwill for book and tax purposes, state income taxes, and other permanent differences. See Note 10 to the Consolidated Financial Statements.

     Extraordinary Loss. On July 31, 1996, Allied completed a tender offer (the "Tender Offer") for substantially all of the 1994 Notes at the redemption price of $1,157.50 per $1,000 note. An extraordinary charge related to the Tender Offer of approximately $18.4 million ($11.0 million net of income tax benefit), was charged to earnings in the third quarter of 1996. In connection with the Laidlaw Acquisition, the Company refinanced its $300 million senior revolving credit facility and recognized an extraordinary charge of approximately $4.0 million ($2.4 million net of income tax benefit) that was charged to earnings in the fourth quarter of 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has satisfied its acquisition, capital expenditure and working capital needs primarily through bank financing and public offerings and private placements of debt and equity securities. Between January 1, 1994 and December 31, 1997, the Company has completed debt and equity financings in excess of $3 billion. Due to the acquisition driven and the capital intensive nature of the Company's business strategy, the Company has used, and believes that it will likely continue using amounts in excess of the cash generated from operations to fund the growth component of its business including acquisitions and capital expenditures. In connection with acquisitions, the Company has assumed or incurred indebtedness with relatively short-term repayment schedules, which have been refinanced under the Company's revolving credit facility and operating equipment has been acquired using financing leases which have medium-term maturities. Additionally, the Company uses excess cash generated from operations to pay down amounts owed on its revolving line of credit which is classified as long-term debt. As a result, the Company has periodically had low levels of working capital or working capital deficits.

     During the years ended December 31, 1995, 1996 and 1997, the Company's cash flows from operating, investing and financing activities were as follows (in millions):

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                               1995       1996         1997
                                                              ------    ---------    ---------
OPERATING ACTIVITIES:
Net income (loss)...........................................  $ 29.2    $   (67.5)   $    17.9
Extraordinary loss on early extinguishments of debt.........      --         22.4         21.5
Acquisition related costs...................................     1.5         90.8           --
Unusual items...............................................      --          5.7           --
Non-cash operating expenses(1)..............................    54.5         60.6        127.0
Loss (gain) on sale of assets...............................     0.1          1.9         (7.0)
Increase in operating assets and liabilities, net...........    (9.4)       (52.3)       (44.1)
                                                              ------    ---------    ---------
  Cash provided by operating activities.....................    75.9         61.6        115.3
                                                              ------    ---------    ---------
INVESTING ACTIVITIES:
Cost of acquisitions, net of cash acquired..................   (18.7)    (1,356.6)      (324.5)
Capital expenditures........................................   (70.5)       (61.8)      (180.0)
Proceeds from sale of fixed assets..........................     2.5          0.9        530.1
Other.......................................................     0.4          0.2         (5.8)
                                                              ------    ---------    ---------
  Cash provided by (used for) investing activities..........   (86.3)    (1,417.3)        19.8
                                                              ------    ---------    ---------
FINANCING ACTIVITIES:
Net proceeds from sale and redemption of preferred stock and
  common stock..............................................    30.6         48.1        329.0
Net proceeds from long-term debt............................    70.6      1,816.9      1,125.9
Payments of long-term debt..................................   (67.8)      (449.2)    (1,585.4)
Other.......................................................   (23.8)       (10.4)       (42.4)
                                                              ------    ---------    ---------
  Cash provided by (used for) financing activities..........     9.6      1,405.4       (172.9)
                                                              ------    ---------    ---------
Increase (decrease) in cash.................................  $ (0.8)   $    49.7    $   (37.8)
                                                              ======    =========    =========

---------------
(1) Consists principally of provisions for depreciation and amortization, landfill closure and post-closure accruals, allowance for doubtful accounts, potentially unrealizable acquisition costs and deferred income taxes.

     As of December 31, 1997, the Company had cash and cash equivalents of $23.8 million. The Company's capital expenditure and working capital requirements have increased significantly, reflecting the Company's rapid growth by acquisition and development of revenue producing assets, and will likely increase further as the Company continues to pursue its growth objectives. During 1997, the Company acquired solid waste operations representing approximately $369.1 million in annual revenues, and sold operations representing approximately $127.9 million in annual revenue. Both acquisitions and sales included landfill assets. Net consideration of approximately $528.3 million (including $10.5 million for landfills under development) comprised of cash, notes and 7,038,456 shares of common stock, was paid in these transactions. Subsequent to December 31, 1997, the Company acquired 32 operating solid waste businesses with annual revenues of approximately $355.2 million for consideration of approximately $947.2 million, of which $805.9 million consists of approximately 31.7 million shares of Common Stock. For the calendar year 1998, the Company expects to spend approximately $224.0 million for capital, closure and post-closure, and remediation expenditures. As the Company continues to acquire waste operations during 1998, additional capital amounts will be required to fund the acquisition of businesses and the related capital expenditure requirements.

     On December 31, 1997, the Company's debt structure consisted primarily of $525 million of the 1996 Notes, $294 million outstanding under the Term Loan Facility, and approximately $255 million of the $418 million aggregate face amount of senior discount notes (the "Senior Discount Notes"). As of December 31, 1997 there is aggregate availability under the Revolving Credit Facility of approximately $550 million to be used for working capital, letters of credit, acquisitions and other general corporate purposes. In October 1997, the Company amended the Credit Agreement, increasing the amount of the Senior Credit Facility from $900 million to $1.1 billion. In June 1998, the Company replaced the amended Credit Agreement with a new Credit Agreement, consisting of a $300 million Term Loan, which is fully drawn, and a $800 million Revolving Credit Facility. The Revolving Credit Facility includes a $250 million sublimit for the issuance of letters of credit. The indentures relating to the 1996 Notes, the Senior Discount Notes and the Credit Agreement contain financial and operating covenants and restrictions on the ability of the Company to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. A substantial portion of the Company's available cash will be required to be applied to service indebtedness, including indebtedness incurred to finance the Laidlaw Acquisition. Currently, on an annualized basis, this is expected to include approximately $146.7 million in mandatory annual principal and interest payments.

     The Company is also required to provide financial assurances to governmental agencies under applicable environmental regulations relating to its landfill operations and collection contracts. These financial assurance requirements are satisfied by the Company issuing performance bonds, letters of credit, insurance policies or trust deposits to secure the Company's obligations as they relate to landfill closure and post-closure costs and performance under certain collection contracts. At December 31, 1997, the Company had outstanding approximately $365.8 million in financial assurance instruments, represented by $309.9 million of performance bonds, $5.6 million of letters of credit, $38.2 million of insurance policies and $12.1 million of trust deposits. During calendar year 1998, the Company expects to be required to provide approximately $342.9 million in financial assurance obligations relating to its landfill operations and collection contracts. The Company expects that financial assurance obligations will increase in the future as it acquires and expands its landfill activities and that a greater percentage of the financial assurance instruments will be comprised of performance bonds and insurance policies.

     The Company has lease facilities (the "Lease Facilities") that allow it to enter into equipment leases at rates ranging from similar term treasury note rates plus 1.5% to 3.5% for terms of 36 to 84 months. In addition to equipment leases outstanding at December 31, 1996 and 1997 of $66.7 million and $70.7 million, respectively, the Company had available lease commitments of $11.9 million and $32.4 million, respectively. The Company intends to enter into master equipment lease facilities relating to the financing of the acquisition of trucks and containers.

     Subtitle D and other regulations that apply to the non-hazardous waste disposal industry have required the Company, as well as others in the industry, to alter operations and to modify or replace pre-Subtitle D landfills. Such expenditures have been and will continue to be substantial. Further regulatory changes could accelerate expenditures for closure and post-closure monitoring and obligate the Company to spend sums in addition to those presently reserved for such purposes. These factors, together with the other factors discussed above, could substantially increase the Company's operating costs and impair the Company's ability to invest in its facilities.

     The Company's ability to meet future capital expenditure and working capital requirements, to make scheduled payments of principal, to pay interest, or to refinance its indebtedness, and to fund capital amounts required for the acquisition of businesses and the expansion of existing businesses depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management of the Company believes that available cash flow, together with available borrowing under the Senior Credit Facility, the Lease Facilities and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, letters-of-credit, capital expenditures, scheduled payments of principal and interest on debt incurred under the Credit Agreement, interest on the 1996 Notes and the Senior Discount Notes, and capital amounts required for acquisitions and expansion. However, the principal payment at maturity on the 1996 Notes and the Senior Discount Notes may require refinancing. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future financings will be available in an amount sufficient to enable the Company to service its indebtedness or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms if at all. Additionally, depending on the timing, amount and structure of any future acquisitions and the availability of funds under the Credit Agreement, the Company may need to raise additional capital to fund the acquisition and integration of additional solid waste businesses. The Company may raise such funds through additional bank financings or public or private offerings of its debt and equity securities. There can be no assurance that the Company will be able to secure such funding, if necessary, on favorable terms, if at all. If the Company is not successful in securing such funding, the Company's ability to pursue its business strategy may be impaired and results of operations for future periods may be negatively affected.

SIGNIFICANT FINANCING EVENTS

     In January 1994, the Company issued $100 million of 10.75% senior subordinated notes (the "1994 Notes"). The net proceeds from the sale of the 1994 Notes after underwriting discounts and other expenses, were approximately $95 million. In July 1996, the Company completed the Tender Offer and purchased substantially all of its 1994 Notes at the redemption price of $1,157.50 per $1,000 in principal amount. In connection with the Tender Offer, the Company recognized an extraordinary charge of $18.4 million ($11.0 million net of income tax benefit), in the third quarter of 1996. The Company also received a consent from a majority of the holders of the 1994 Notes to eliminate all substantive financial covenants associated with the remaining 1994 Notes.

     In January 1995, the Company obtained stockholder approval of the issuance of 11.7 million shares of Common Stock to TPG Partners, L.P. and TPG Parallel I, L.P., for $50 million (less approximately $5.0 million of direct offering costs and other costs related to an amendment to the 1994 Notes). Such shares of Common Stock were purchased by the Apollo/Blackstone Investors (as defined herein) contemporaneously with the Repurchase.

     During 1995, the Company offered to holders of its Series D, 9% and $90 convertible preferred stock and its 6% Convertible Subordinated notes an inducement to exercise their conversion option to receive Common Stock. The inducement consisted of the payment of dividends and interest that the holders of these securities would have received from the date of conversion through the first call or redemption date of each security. In total, 7.8 million shares of Common Stock were issued upon conversion. Accordingly, the Company's annual dividend and interest requirements decreased by approximately $2.7 million and $0.8 million, respectively. The inducement resulted in a 1996 conversion fee charge of approximately $2.2 million paid in 285,000 shares of Common Stock.

     In January 1996, the Company completed a public offering of its Common Stock. It issued 7.6 million shares for approximately $48 million net of $5.2 million in underwriter discounts, commissions and offering costs. The net proceeds from the offering were used to repay amounts outstanding under the Company's outstanding credit agreement and for other general corporate purposes.

     In July 1996, in connection with the Tender Offer, the Company completed a new $300 million revolving credit facility. This revolving credit facility was extinguished in December 1996 in connection with the financing of the Laidlaw Acquisition. The Company recognized an extraordinary charge of $4.0 million ($2.4 million net of income tax benefit), relating to the extinguishment in the fourth quarter of 1996.

     In connection with the Laidlaw Acquisition, the Company issued a warrant to Laidlaw for the purchase of 20.4 million shares of common stock of the Company at an exercise price of $8.25 per share (the "Warrant"). The Warrant was retired in connection with the Repurchase in May 1997.

     In December 1996, to partially finance the Laidlaw Acquisition, the Company entered into a bank credit facility (the "1996 Bank Agreement") consisting of
(i) a $475 million five and one-half year amortizing senior secured term loan facility, (ii) three amortizing senior secured term loan facilities in an aggregate original principal amount of $500 million and with ultimate maturities which ranged from six and one-half years to eight and one-half years, and (iii) a $300 million five and one-half year senior secured revolving credit facility. In connection with the closing of the Canadian Sale, an aggregate amount of approximately $517 million was applied to prepayment of the 1996 Bank Agreement.

     In December 1996, Allied Waste North America ("AWNA") issued the 1996 Notes. Net proceeds from the sale of the 1996 Notes, after the underwriting discount and other expenses, were approximately $509 million. The net proceeds were used to pay a portion of the cash purchase price of the Laidlaw Acquisition, repay amounts outstanding under the Company's previous $300 million revolving credit facility, fund certain acquisitions and for general corporate purposes. AWNA had an obligation to offer fully registered securities, pursuant to an exchange offer, that are substantially identical to the 1996 Notes. AWNA completed this exchange offer in July 1997. The 1996 Notes cannot be redeemed until December 1, 2001, except under certain circumstances. Prior to December 1, 2001, the 1996 Notes are subject to redemption, at the option of AWNA, at the greater of (i) 100% of the principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to maturity on a semi-annual basis at a comparable treasury yield plus 75 basis points, plus in each case accrued and unpaid interest to the date of redemption. At any time prior to December 1, 1999, up to 33% of principal amount of 1996 Notes will be redeemable, at the option of AWNA, from the proceeds of one or more public offerings of capital stock by the Company at a redemption price of 110.25% of principal amount, plus accrued interest. The 1996 Notes are guaranteed by the Company and substantially all of AWNA's current and future subsidiaries, the guarantees of which are expressly subordinated to the guarantees of AWNA's Senior Credit Facility.

     In May 1997, the Company, pursuant to the Laidlaw Securities Purchase Agreement with the Laidlaw Group and certain private securities investment funds affiliated with either (i) Apollo Advisors II, L.P. or (ii) the Blackstone Group (the "Apollo/Blackstone Investors"), repurchased from the Laidlaw Group the Allied Debentures and the Warrant for an aggregate purchase price of $230 million in cash. Also pursuant to the Laidlaw Securities Purchase Agreement, the Apollo/Blackstone Investors purchased all of the Common stock held by Laidlaw. In connection with the Repurchase, Allied issued $418 million aggregate face amount of the Senior Discount Notes in a private offering on May 15, 1997. The net proceeds of $230 million realized from the sale of the Senior Discount Notes were used to pay the cash consideration in the Repurchase. The Senior Discount Notes were issued at a discount of principal amount and, unless certain provisions are triggered, there will be no periodic cash payments of interest before June 1, 2002. Thereafter, the Senior Discount Notes will accrue cash interest at the rate of 11.30% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2002. Allied had an obligation to offer fully registered securities, pursuant to an exchange offer, that are substantially identical to the Senior Discount Notes. Allied completed this exchange offer on December 16, 1997. The Senior Discount Notes cannot be redeemed until December 1, 2001, except under certain circumstances. Prior to June 1, 2000, up to 33% of principal amount of Senior Discount Notes will be redeemable, at the option of Allied, from the proceeds of one or more public offerings of capital stock by Allied at a premium to their accreted value, plus accrued interest.

     In June 1997, the Company repaid its senior credit facility and entered into the Credit Agreement. The Credit Agreement provides a six and one-half year senior secured $500 million term loan facility (the "Term Loan Facility") and a six and one-half year senior secured $400 million revolving credit facility (the "Revolving Credit Facility" and together with the Term Loan Facility, the "Senior Credit Facility").

     On September 30, 1997, the Company repaid $203 million outstanding under the Term Loan Facility and $71 million outstanding under the Revolving Credit Facility of the Credit Agreement. In connection with this repayment, the Company amended the Credit Agreement in October 1997, providing for a six and one-half year senior secured $297 million funded term loan facility (the "Funded Term Loan Facility"), a senior secured $200 million delayed draw term loan facility to finance certain acquisitions prior to March 31, 1998 (the "Delayed Draw Term Loan Facility"), and a senior secured $600 million revolving credit facility due December 2003 (the "Revolving Credit Facility"). The Funded Term Loan Facility is an amortizing senior secured term loan with annual principal payments (payable quarterly) increasing from $6 million in 1997 to $60 million in each of 2000, 2001, 2002 and 2003. The Delayed Draw Term Loan Facility may be drawn in multiple advances and at varying amounts until either (i) the full $200 million has been drawn or (ii) March 31, 1998, whichever comes first. The Delayed Draw Term Loan requires annual principal payments equal to a certain percentage of the outstanding amount as of March 31, 1998. Principal payments begin in March 1999 at 10% of the original balance, increasing to 20% in the years 2000-2002, and 30% in 2003. Principal under the Revolving Credit Facility is due upon maturity.

     In addition to the scheduled principal payments above, the Company is also required to make mandatory prepayments on the Senior Credit Facility equal to 100% of the net proceeds from certain asset sales, the issuance of new debt securities and extraordinary amounts, which include tax refunds, pension plan reversions and certain insurance proceeds, and 50% of the net cash proceeds from new equity issuances. Furthermore, the Company is also required to make mandatory prepayments on the Senior Credit Facility equal to 50% of the Company's annual Excess Cash Flow, as defined in the Credit Agreement, unless the Company's Senior Debt Ratio, as defined in the Credit Agreement, for the relevant fiscal year end is less than 2.0 to 1.0. Mandatory prepayments are applied first to the Term Loan Facility and the Delayed Draw Term Facility on a pro rata basis against remaining scheduled principal payments, and second, to the permanent reduction of the Revolving Credit Facility. In no event, however, shall the Revolving Credit Facility be required to be reduced to an amount less than $300 million in connection with any such mandatory prepayment.

     Borrowings under the Revolving Credit Facility may be used for acquisitions, the issuance of letters of credit, working capital and other general corporate purposes. Of the $600 million available under the Revolving Credit Facility ($400 million prior to the Amendment), no more than $250 million ($175 million prior to the Amendment) may be used to support the issuance of letters of credit.

     The Senior Credit Facility bears interest, at the Company's option, at the lesser of (a) a Base Rate, or (b) a Eurodollar Rate, both terms as defined in the Credit Agreement, plus, in either case, an agreed upon applicable margin. The applicable margin will be adjusted from time to time pursuant to a pricing grid based upon the Company's Total Debt to EBITDA ratio, as defined in the Credit Agreement, and varies between zero percent and 0.75% for Base Rate loans, and 0.75% and 1.75% for Eurodollar loans. In addition, if at any time, the Company's Senior Debt Ratio is greater than 2.5 to 1.0, the applicable margin for all loans will be increased by 0.25%.

     The Senior Credit Facility is guaranteed by substantially all of the Company's present and future subsidiaries. In addition, the Senior Credit Facility is secured by substantially all the personal property and a pledge of the stock, of substantially all the Company's present and future subsidiaries.

     The Credit Agreement contains certain financial covenants including, but not limited to, a Total Debt to EBITDA ratio, a Senior Debt to EBITDA ratio, a Fixed Charge Coverage ratio and an Interest Expense Coverage ratio, all terms as defined in the Credit Agreement. In addition, the Credit Agreement also limits the Company's ability to make acquisitions, purchase fixed assets above certain amounts, pay dividends, incur additional indebtedness and liens, make optional prepayments on certain subordinated indebtedness, make investments, loans or advances, enter into certain transactions with affiliates or enter into a merger, consolidation or sale of all or a substantial portion of the Company's assets. The Company is in compliance with all applicable covenants at December 31, 1997.

     The Company has entered into interest rate protection agreements (the "Agreements"), with commercial banks and investment banking institutions to reduce its exposure to fluctuations in variable interest rates. A summary of the Agreements outstanding as of December 31, 1997 is as follows:

NOTIONAL AMOUNT   FIXED RATE                 PERIOD
---------------   ----------   -----------------------------------
 (IN MILLIONS)
     $130            6.27%     April 1997      --   May 1998
       50            6.08      September 1997  --   September 2000
       50            6.06      September 1997  --   March 2000
       50            5.97      October 1997    --   April 1999
       50            6.02      October 1997    --   October 1999
       50            5.90      November 1997   --   November 1999
       50            5.91      November 1997   --   November 1999

     The Agreements effectively change the Company's interest rate paid on its floating rate long-term debt to a weighted average fixed rate of approximately 6.07% plus applicable margins imposed by the terms of the Credit Agreement at December 31, 1997.

     The Company has also entered into an additional interest rate protection agreement with effective dates beginning in the future (the "Forward Agreement"). This Forward Agreement provides continuing protection to fluctuations in variable interest rates as existing Agreements expire and as additional debt is drawn under the Delayed Draw Term Facility of the Senior Credit Facility. A summary of the Forward Agreement is as follows:

NOTIONAL AMOUNT   FIXED RATE           PERIOD
---------------   ----------   ----------------------
 (IN MILLIONS)
     $130           6.06%       May 1998 -- May 2001

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This annual report includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended ("Forward Looking Statements"). All statements other than statements of historical fact included in this report, are Forward Looking Statements. Although the Company believes that the expectations reflected in such Forward Looking Statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, number of acquisitions and projected or anticipated benefits from acquisitions made by or to be made by the Company, or projections involving anticipated revenues, earnings, levels of capital expenditures or other aspects of operating results. All phases of the Company operations are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether Forward Looking Statements made by the Company ultimately prove to be accurate. Such important factors ("Important Factors") that could cause actual results to differ materially from the Company's expectations are disclosed in this section and elsewhere in this report. All subsequent written and oral Forward Looking Statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Important Factors described below that could cause actual results to differ from the Company's expectations.

     Competition. The solid waste collection and disposal business is highly competitive and requires substantial amounts of capital. The Company competes with numerous waste management companies, a number of which have significantly larger operations and greater resources than the Company. The Company also competes with those counties and municipalities that maintain their own waste collection and disposal operations. Forward Looking Statements assume that the Company will be able to effectively compete with the other waste management companies and municipalities.

     Availability of Acquisition Targets. The Company's ongoing acquisition program is a key element of its expansion strategy. In addition, obtaining landfill permits has become increasingly difficult, time consuming and expensive. There can be no assurance that the Company will succeed in obtaining landfill permits or locating appropriate acquisition candidates that can be acquired at price levels that the Company considers appropriate and that reflects historical prices. The Forward Looking Statements assume that a number of acquisition candidates and landfill properties sufficient to meet the Company's goals will be available for purchase and that the Company will be able to complete the acquisition at prices that the Company has experienced in the past two years.

     Integration. The Company's financial position and results of operations depend to a large extent on the integration of recently acquired businesses. The Forward Looking Statements assume that integration of acquired companies, including the internalization of waste, will require from three to nine months from the date the acquisition closes. Failure to achieve effective integration in the anticipated time period or at all could have an adverse effect on the Company's future results of operations.

     Ongoing Capital Requirements. To the extent that internally generated cash and cash available under the Company's existing credit facilities are not sufficient to provide the cash required for future operations, capital expenditures, acquisitions, debt repayment obligations and/or financial assurance obligations, the Company will require additional equity and/or debt financing in order to provide such cash. The Company has incurred significant debt obligations in the last two years, which entail substantial debt service costs. The Forward Looking Statements assume that the Company will be able to raise the capital necessary to finance such requirements at rates that are as good as or better than those it is currently experiencing. There can be no assurance, however, that such financing will be available or, if available, will be available on terms satisfactory to the Company.

     Economic Conditions. The Company's business is affected by general economic conditions. The Forward Looking Statements assume that the Company will be able to achieve internal volume and price growth which is not impacted by an economic downturn. As revenue of the Company continues to grow it is likely that the rates of internal growth will reflect growth rates which are less than those experienced in 1997. There can be no assurance that an economic downturn will not result in a reduction in the volume of waste being disposed of at the Company's operations and/or the price that the Company can charge for its services.

     Weather Conditions. Protracted periods of inclement weather may adversely affect the Company's operations by interfering with collection and landfill operations, delaying the development of landfill capacity and/or reducing the volume of waste generated by the Company's customers. In addition, particularly harsh weather conditions may result in the temporary suspension of certain of the Company's operations. The Forward Looking Statements do not assume that such weather conditions will occur.

     Dependence on Senior Management. The Company is highly dependent upon its senior management team. In addition, as the Company continues to grow, its requirements for operations management with waste industry experience will also increase. The availability of such experienced management is not known. The Forward Looking Statements assume that experienced management will be available when needed by the Company at compensation levels that are within industry norms. The loss of the services of any member of senior management or the inability to hire experienced operations management could have a material adverse effect on the Company.

     Influence of Government Regulation. The Company's operations are subject to and substantially affected by extensive federal, state and local laws, regulations, orders and permits, which govern environmental protection, health and safety, zoning and other matters. These regulations may impose restrictions on operations that could adversely affect the Company's results, such as limitations on the expansion of disposal facilities, limitations on or the banning of disposal of out-of-state waste or certain categories of waste or mandates regarding the disposal of solid waste. Because of heightened public concern, companies in the waste management business may become subject to judicial and administrative proceedings involving federal, state or local agencies. These governmental agencies may seek to impose fines or to revoke or deny renewal of operating permits or licenses for violations of environmental laws or regulations or to require remediation of environmental problems at sites or nearby properties, or resulting from transportation or predecessors' transportation and collection operations, all of which could have a material adverse effect on the Company. Liability may also arise from actions brought by individuals or community groups in connection with the permitting or licensing of operations, any alleged violations of such permits and licenses or other matters. The Forward Looking Statements assume that there will be no materially negative impact on the Company's operations due to government regulation.

     Potential Environmental Liability. The Company may incur liabilities for the deterioration of the environment as a result of its operations. Any substantial liability for environmental damage could materially adversely affect the operating results and financial condition of the Company. Due to the limited nature of the Company's insurance coverage of environmental liability, if the Company were to incur liability for environmental damage, its business and financial condition could be materially adversely affected. The Forward Looking Statements assume that the Company will not incur any material environmental liabilities other than those for which a provision has been recorded in the consolidated financial statements and disclosed in the notes thereto.

INFLATION AND PREVAILING ECONOMIC CONDITIONS

     To date, inflation has not had a significant impact on the Company's operations. Consistent with industry practice, most of the Company's contracts provide for a pass through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. The Company therefore believes it should be able to implement price increases sufficient to offset most cost increases resulting from inflation. However, competitive factors may require the Company to absorb cost increases resulting from inflation. The Company is unable to determine the future impact of a sustained economic slowdown.

SEASONALITY

     The Company believes that its collection and landfill operations can be adversely affected by protracted periods of inclement weather which could delay the development of landfill capacity or transfer of waste and/or reduce the volume of waste generated.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

FINANCIAL STATEMENTS INDEX

Report of Independent Public Accountants to Allied Waste
  Industries, Inc. .........................................   F-2
Consolidated Balance Sheets of Allied Waste Industries,
  Inc. -- December 31, 1996 and 1997........................   F-3
Consolidated Statements of Operations of Allied Waste
  Industries, Inc. for the Three Years Ended December 31,
  1997......................................................   F-4
Consolidated Statements of Stockholders' Equity of Allied
  Waste Industries, Inc. for the Three Years Ended December
  31, 1997..................................................   F-5
Consolidated Statements of Cash Flows of Allied Waste
  Industries, Inc. for the Three Years Ended December 31,
  1997......................................................   F-6
Notes to Consolidated Financial Statements of Allied Waste
  Industries, Inc. .........................................   F-7
Report of Independent Auditors to the Board of Directors of
  American Disposal Services, Inc. .........................  F-29
Consolidated Balance Sheets of American Disposal Services,
  Inc. -- December 31, 1996 and 1997........................  F-30
Consolidated Statements of Operations of American Disposal
  Services, Inc. for the Three Years Ended December 31,
  1997......................................................  F-31
Consolidated Statements of Stockholders' Equity of American
  Disposal Services, Inc. for the Three Years Ended December
  31, 1997..................................................  F-32
Consolidated Statements of Cash Flows of American Disposal
  Services, Inc. for the Three Years Ended December 31,
  1997......................................................  F-33
Notes to Consolidated Financial Statements of American
  Disposal Services, Inc. ..................................  F-34
Condensed Consolidated Balance Sheets of American Disposal
  Services, Inc. -- December 31, 1997 and June 30, 1998.....  F-48
Condensed Consolidated Statements of Income of American
  Disposal Services, Inc. for the Three Months and Six
  Months Ended June 30, 1997 and 1998.......................  F-49
Condensed Consolidated Statements of Cash Flows of American
  Disposal Services, Inc. for the Six Months Ended June 30,
  1997 and 1998.............................................  F-50
Notes to Condensed Consolidated Financial Statements of
  American Disposal Services, Inc. .........................  F-51
Introduction to Combined Unaudited Pro Forma Condensed
  Financial Statements......................................  F-54
Combined Unaudited Pro Forma Condensed Balance Sheet -- June
  30, 1998..................................................  F-55
Combined Unaudited Pro Forma Condensed Statement of
  Operations for the Six Months Ended June 30, 1998.........  F-56
Combined Unaudited Supplemental Pro Forma Condensed
  Statement of Operations for the Year Ended December 31,
  1997......................................................  F-57
Combined Unaudited Pro Forma Condensed Statement of
  Operations for the Year Ended December 31, 1996...........  F-58
Combined Unaudited Pro Forma Condensed Statement of
  Operations for the Year Ended December 31, 1995...........  F-59
Allied Waste Industries, Inc. Pro Forma Condensed Statement
  of Operations for the Year Ended December 31, 1997........  F-60
American Disposal Services, Inc. Pro Forma Condensed
  Statement of Operations for the Year Ended December 31,
  1997......................................................  F-61
Notes to Combined Unaudited Pro Forma Condensed Financial
  Statements................................................  F-62

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Allied Waste Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of Allied Waste Industries, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 (as restated for the 1998 poolings-of-interests transactions -- see Note 2). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the Rabanco Companies for the years ended December 31, 1996 and 1995, a company acquired during 1998 in a transaction accounted for as a pooling-of-interests, as discussed in Note 2. Such statements are included in the consolidated financial statements of Allied Waste Industries, Inc. and subsidiaries and reflect total assets and total revenues of 4 percent and 29 percent in 1996, respectively, and total revenues of 31 percent in 1995, of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for the Rabanco Companies, is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Allied Waste Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Phoenix, Arizona,
June 30, 1998.

                         ALLIED WASTE INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
ASSETS
Current Assets --
  Cash and cash equivalents.................................  $   61,615    $   23,836
  Accounts receivable, net of allowance of $7,268 and
     $7,087.................................................     120,517       177,410
  Prepaid and other current assets..........................      13,833        18,549
  Inventories...............................................       7,366         6,567
  Deferred income taxes.....................................       5,809         5,317
  Assets held for sale......................................     524,716            --
                                                              ----------    ----------
          Total current assets..............................     733,856       231,679
Property and equipment, net.................................     816,922     1,372,260
Goodwill, net...............................................     857,411       899,158
Other assets................................................      59,843        88,442
                                                              ----------    ----------
          Total assets......................................  $2,468,032    $2,591,539
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities --
  Current portion of long-term debt.........................  $  549,337    $   58,923
  Accounts payable..........................................      73,614        76,458
  Accrued interest..........................................       4,910         7,999
  Other accrued liabilities.................................      67,952        91,077
  Unearned income...........................................      13,799        38,033
                                                              ----------    ----------
          Total current liabilities.........................     709,612       272,490
Long-term debt, less current portion........................   1,201,462     1,400,896
Convertible subordinated debt, net of discount, less current
  portion...................................................       1,706            --
Deferred income taxes.......................................      53,157        14,759
Accrued closure, post-closure and environmental costs.......     160,278       212,084
Other long-term obligations.................................      24,719        46,619
Commitments and contingencies
Stockholders' Equity --
  Preferred stock...........................................           1            --
  Common stock..............................................         985         1,236
  Additional paid-in capital................................     371,993       691,474
  Retained deficit..........................................     (55,881)      (48,019)
                                                              ----------    ----------
          Total stockholders' equity........................     317,098       644,691
                                                              ----------    ----------
          Total liabilities and stockholders' equity........  $2,468,032    $2,591,539
                                                              ==========    ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

                         ALLIED WASTE INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------------
                                                              1995        1996         1997
                                                            --------    --------    ----------
Revenues..................................................  $461,841    $489,019    $1,098,529
Cost of operations........................................   293,324     310,790       630,932
Selling, general and administrative expenses..............    67,203      73,573       129,841
Depreciation and amortization.............................    44,219      50,110       130,086
Acquisition related costs.................................     1,531      90,764         5,010
Unusual items.............................................        --       5,744            --
                                                            --------    --------    ----------
  Operating income (loss).................................    55,564     (41,962)      202,660
Interest income...........................................      (735)     (2,219)       (1,969)
Interest expense..........................................    16,486      14,264        98,005
Other income, net.........................................        --          --        (1,076)
                                                            --------    --------    ----------
  Income (loss) before income taxes.......................    39,813     (54,007)      107,700
Income tax expense........................................    10,571         109        36,605
                                                            --------    --------    ----------
  Income (loss) before extraordinary loss.................    29,242     (54,116)       71,095
Extraordinary loss due to early extinguishment of debt,
  net of income tax benefit...............................        --     (13,411)      (53,205)
                                                            --------    --------    ----------
  Net income (loss).......................................    29,242     (67,527)       17,890
Dividends on preferred stock..............................    (4,070)     (1,073)         (381)
Conversion fee on equity securities converted.............    (2,151)         --            --
                                                            --------    --------    ----------
  Net income (loss) available to common shareholders......  $ 23,021    $(68,600)   $   17,509
                                                            ========    ========    ==========
Basic EPS:
  Net income (loss) before extraordinary loss.............  $   0.38    $  (0.68)   $     0.66
  Extraordinary loss......................................        --       (0.16)        (0.50)
                                                            --------    --------    ----------
  Net income (loss).......................................  $   0.38    $  (0.84)   $     0.16
                                                            ========    ========    ==========
Weighted average common shares outstanding................    60,636      81,442       107,123
                                                            ========    ========    ==========
Diluted EPS:
  Net income (loss) before extraordinary loss.............  $   0.35    $  (0.68)   $     0.62
  Extraordinary loss......................................        --       (0.16)        (0.46)
                                                            --------    --------    ----------
  Net income (loss).......................................  $   0.35    $  (0.84)   $     0.16
                                                            ========    ========    ==========
Weighted average common and common equivalent shares
  outstanding.............................................    67,762      81,442       114,937
                                                            ========    ========    ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                         ALLIED WASTE INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                            TOTAL
                                                                ADDITIONAL    RETAINED      STOCK-
                                         PREFERRED    COMMON     PAID-IN      EARNINGS     HOLDERS'
                                           STOCK      STOCK      CAPITAL      (DEFICIT)     EQUITY
                                         ---------    ------    ----------    ---------    --------
Balance December 31, 1994..............    $ 44       $ 489      $ 95,078     $ 21,613     $117,224
  Common stock issued, net.............      --          90        33,006           --       33,096
  Stock options and warrants
     exercised.........................      --           8         2,048           --        2,056
  Series C, Series D, 9% Cumulative
     Convertible, and $90 Cumulative
     Convertible preferred stock and
     convertible notes converted.......     (42)        124         6,523           --        6,605
  Dividends declared on preferred
     stock.............................      --          --            --       (4,070)      (4,070)
  Conversion fee on equity securities
     converted.........................      --          --            --       (2,151)      (2,151)
  Equity transactions of pooled
     companies.........................      --          --        16,153      (24,244)      (8,091)
  Net income...........................      --          --            --       29,242       29,242
                                           ----       ------     --------     --------     --------
Balance December 31, 1995..............       2         711       152,808       20,390      173,911
  Common stock issued, net.............      --         242       162,535           --      162,777
  Warrants issued......................      --          --        49,000           --       49,000
  Stock options and warrants
     exercised.........................      --          10         2,336           --        2,346
  9% Cumulative Convertible preferred
     stock and convertible notes
     converted.........................      (1)         21         5,465           --        5,485
  Dividends declared on preferred
     stock.............................      --          --        (1,073)          --       (1,073)
  Equity transactions of pooled
     companies.........................      --           1           922       (8,744)      (7,821)
  Net loss.............................      --          --            --      (67,527)     (67,527)
                                           ----       ------     --------     --------     --------
Balance December 31, 1996..............       1         985       371,993      (55,881)     317,098
  Common stock issued, net of issuance
     costs and cancellations...........      --         221       357,798           --      358,019
  Warrants repurchased.................      --          --       (49,000)          --      (49,000)
  Stock grant amortization.............      --          --           381           --          381
  Stock options and warrants
     exercised.........................      --          13         4,195           --        4,208
  9% Cumulative Convertible preferred
     stock and convertible notes
     converted.........................      (1)         17         2,174           --        2,190
  Dividends declared on preferred
     stock.............................      --          --          (381)          --         (381)
  Equity transactions of pooled
     companies.........................      --          --         4,314      (10,028)      (5,714)
  Net income...........................      --          --            --       17,890       17,890
                                           ----       ------     --------     --------     --------
Balance December 31, 1997..............    $ --       $1,236     $691,474     $(48,019)    $644,691
                                           ====       ======     ========     ========     ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                         ALLIED WASTE INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED DECEMBER 31,
                                                        --------------------------------------
                                                          1995         1996           1997
                                                        --------    -----------    -----------
Operating Activities --
  Net income (loss)...................................  $ 29,242    $   (67,527)   $    17,890
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities --
  Extraordinary loss on early extinguishment of
     debt.............................................        --         22,352         21,549
  Provisions for:
     Depreciation and amortization....................    44,219         50,110        130,086
     Closure and post-closure.........................     2,177          6,089          8,505
     Acquisition related costs........................     1,531         90,764             --
     Unusual items....................................        --          5,744             --
     Doubtful accounts................................     1,994          2,871          4,228
     Accretion of senior discount notes...............        --             --         22,764
     Deferred income taxes............................     5,770          1,584        (38,594)
     Loss (gain) on sale of assets....................       109          1,867         (7,038)
     Write-off intangible assets......................       237             --             --
  Change in operating assets and liabilities,
     excluding the effects of purchase acquisitions --
  Accounts receivable, prepaid expenses, inventories
     and other........................................   (12,505)       (22,788)       (73,447)
  Accounts payable, accrued liabilities, unearned
     income and other.................................     4,094        (27,819)        44,752
  Closure and post-closure costs......................      (979)        (1,681)       (15,367)
                                                        --------    -----------    -----------
Cash provided by operating activities.................    75,889         61,566        115,328
                                                        --------    -----------    -----------
Investing Activities --
  Cost of acquisitions, net of cash acquired..........   (18,715)    (1,356,639)      (324,492)
  Capital expenditures................................   (59,454)       (48,856)      (143,109)
  Capitalized interest................................   (11,088)       (12,970)       (36,929)
  Proceeds from sale of assets........................     2,519            940        530,120
  Increase in cash value of life insurance policies...      (272)            --             --
  Change in deferred acquisition costs and notes
     receivable.......................................       730            230         (5,832)
                                                        --------    -----------    -----------
Cash provided by (used for) investing activities......   (86,280)    (1,417,295)        19,758
                                                        --------    -----------    -----------
Financing activities --
  Net proceeds from sale and redemption of preferred
     stock............................................      (316)            --             --
  Net proceeds from sale of common stock, and exercise
     of stock options and warrants....................    30,913         48,119        329,019
  Proceeds from long-term debt, net of issuance
     costs............................................    70,578      1,816,946      1,125,950
  Repayments of long-term debt........................   (67,837)      (449,208)    (1,585,404)
  Repurchase of warrant...............................        --             --        (49,000)
  Other long-term obligations.........................    (5,169)        (1,053)        12,809
  Dividends paid......................................   (10,446)        (1,525)          (525)
  Equity transactions of pooled companies.............    (8,091)        (7,821)        (5,714)
                                                        --------    -----------    -----------
Cash provided by (used for) financing activities......     9,632      1,405,458       (172,865)
                                                        --------    -----------    -----------
Increase (decrease) in cash and cash equivalents......      (759)        49,729        (37,779)
Cash and cash equivalents, beginning of period........    12,645         11,886         61,615
                                                        --------    -----------    -----------
Cash and cash equivalents, end of period..............  $ 11,886    $    61,615    $    23,836
                                                        ========    ===========    ===========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                         ALLIED WASTE INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Allied Waste Industries, Inc. ("Allied" or the "Company") is incorporated under the laws of the State of Delaware. Allied is a solid waste management company providing non-hazardous waste collection, transfer, recycling and disposal services in selected markets.

  Principles of consolidation and presentation --

     The consolidated financial statements include the accounts of Allied and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. The consolidated financial statements and accompanying notes have been restated to reflect the significant number of acquisitions completed through June 30, 1998 accounted for as poolings-of-interests (See Note 2).

     Certain reclassifications have been made to the prior period financial statements to conform to the current presentation.

  Cash and cash equivalents --

     Cash equivalents are investments with original maturities of less than ninety days and are stated at quoted market prices. The cash and cash equivalents includes approximately $21.2 million of outstanding checks at December 31, 1997.

  Concentration of credit risk --

     Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with high quality financial institutions and limits the amount of credit exposure to any one financial institution.

     The Company provides services to commercial and residential customers in the United States. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers, but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

  Inventory --

     Inventory is stated at the lower of cost (first-in, first-out method) or market and consists principally of equipment parts, materials and supplies.

  Property and equipment --

     Property and equipment are recorded at cost, which includes interest to finance the acquisition and construction of major capital additions during the development phase, primarily landfills and transfer stations, until they are completed and ready for their intended use. Depreciation is provided on the straight-line method over the estimated useful lives of buildings (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (3-8 years). The cost of landfill airspace, including original acquisition cost and incurred and projected landfill preparation costs, is amortized based on tonnage as landfill airspace is consumed. Management periodically reviews the realizability of its investment in operating landfills. Should events and circumstances indicate that any of the Company's landfills be reviewed for possible impairment, such review for recoverability will be made in accordance with Emerging Issues Task Force Discussion Issue ("EITF") 95-23. The EITF outlines how cash flows for environmental exit costs should be determined and measured.

                         ALLIED WASTE INDUSTRIES, INC.

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs which do not improve assets or extend their useful lives are charged to expense as incurred. For the three years ended December 31, 1997, maintenance and repair expenses charged to cost of operations were $32,038,000, $30,794,000 and $70,988,000, respectively. When property is retired, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

  Goodwill --

     Goodwill is the cost in excess of fair value of identifiable assets of acquired businesses and is amortized on a straight-line basis over 40 years. The Company continually evaluates whether events and circumstances have occurred subsequent to its acquisition, that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business segment's discounted future cash flows over the remaining life of the goodwill in measuring whether the goodwill is recoverable. Goodwill amortization of $4,262,000, $2,247,000 and $23,306,000 is included in depreciation and amortization for the three years in the period ended December 31, 1997, respectively. Accumulated goodwill amortization was $16,614,000 and $39,920,000 at December 31, 1996 and 1997, respectively.

  Other assets --

     Other assets includes notes receivable, landfill closure deposits, deferred charges and miscellaneous non-current assets. Deferred charges include costs incurred to acquire businesses and to obtain equity and debt financing. Upon consummation of an acquisition, deferred costs relating to acquired businesses accounted for as purchases are allocated to goodwill or landfill airspace while costs relating to acquired businesses accounted for as poolings-of-interests are expensed. Direct costs related to acquisitions under evaluation are capitalized and reviewed for realization on a periodic basis. These costs are expensed when management determines that the capitalized costs provide no future benefit. Upon funding of equity and debt offerings, deferred costs are charged to additional paid-in capital or are capitalized as debt issuance costs and amortized using the interest method over the life of the related debt. Miscellaneous assets include consulting and non-competition agreements which are being amortized in accordance with the terms of the respective agreements and contracts, not exceeding 5 years.

  Accrued closure and post-closure costs --

     Accrued closure and post-closure costs represent an estimate of the current value of the future obligation associated with closure and post-closure monitoring of non-hazardous solid waste landfills currently owned and/or operated by the Company. Site specific closure and post-closure engineering cost estimates are prepared annually for landfills owned and/or operated by the Company for which it is responsible for closure and post-closure. The present value of estimated future costs are accrued based on accepted tonnage as landfill airspace is consumed. Discounting of future costs is applied where the Company believes that both the amounts and timing of related payments are reliably determinable. The Company periodically updates its estimates of future closure and post-closure costs. The impact of changes determined to be changes in estimates are accounted for on a prospective basis.

  Environmental costs --

     Allied accrues for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental

                         ALLIED WASTE INDUSTRIES, INC.

remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded when their receipts are deemed probable.

  Other long-term obligations --

     Other long-term obligations include non-competition agreements with former owners of acquired companies and deferred royalty obligations. Guaranteed minimum royalty obligations are recorded upon acquisition of the related asset whereas royalty obligations dependent upon future waste accepted at landfills are expensed as earned.

  Revenue --

     Advance billings are recorded as unearned income, and revenue is recognized as income when services are provided.

  Acquisition related costs --

     In connection with the 1996 acquisition of substantially all of the non-hazardous solid waste management business conducted by Laidlaw Inc. (the "Laidlaw Acquisition"), the Company incurred approximately $84.6 million in charges primarily associated with the acquisition, which include approximately $51.5 million of environmental related matters for incremental closure and post-closure measures, remediation activities and litigation costs, expected to be disbursed over the next 30 years, $18.4 million of asset impairments and abandonments consisting of $10.8 million related to over 50 noncompetition agreements in several markets where the counterparty no longer poses a significant threat, $4.8 million for discontinued facilities and $2.8 million for market development activities no longer being pursued, and $14.7 million of acquisition liabilities.

     For the three years ended December 31, 1997, costs were $1.5 million, $6.2 million and $5.0 million, respectively, for transaction and integration costs directly related to acquisitions accounted for using the pooling-of-interests method for business combinations.

  Unusual items --

     In December 1996 the Company recorded $5.7 million in unusual charges including $2.0 million in connection with the ongoing investigation and remediation of the Company's Norfolk landfill and $3.7 million of other non-recurring valuation adjustments.

     Other income, net. The Company recorded approximately $1.1 million of other income, comprised of a $5.6 million gain on sale of assets to USA Waste in the fourth quarter of 1997, net of a charge of approximately $4.5 million in connection with the abandonment of certain collection and transfer operations.

  Extraordinary loss --

1996:

     In July 1996, the Company completed a tender offer (the "Tender Offer") and purchased substantially all of its $100 million 12% Senior Subordinated Notes due 2004 (the "1994 Notes") at the redemption price of $1,157.50 per $1,000 note. An extraordinary charge to earnings related to the Tender Offer of approximately $18.4 million ($11.0 million net of income tax benefit) was charged to earnings in the third quarter of 1996. The Company also received a consent from a majority of the holders of the 1994 Notes to eliminate all substantive financial covenants associated with the remaining 1994 Notes.

     In December 1996, the Company refinanced its $300 million senior revolving credit facility with the proceeds from the senior credit facility related to the Laidlaw Acquisition and recognized an extraordinary charge of approximately $4.0 million ($2.4 million net of income tax benefit).

                         ALLIED WASTE INDUSTRIES, INC.

1997:

     In May 1997, the Company repurchased (the "Repurchase") from Laidlaw Inc. ("Laidlaw") and Laidlaw Transportation, Inc. (collectively, the "Laidlaw Group") for $230 million in cash, the $150 million 7% Junior Subordinated Debenture ($81.6 million book value), the $168.3 million Zero Coupon Debenture ($34.9 million book value, collectively the "Allied Debentures") and the warrant to purchase 20.4 million shares of the Company's common stock, $0.01 par value (the "Common Stock") ($49.0 million book value, the "Warrant"), issued as partial consideration for the Laidlaw Acquisition. An extraordinary charge of approximately $65.7 million ($39.4 million net of income tax benefit) related to the Repurchase was recorded in the second quarter of 1997.

     During June 1997, the Company replaced its Credit Facility (see Note 5) with the Credit Agreement (see Note 5) and recognized an extraordinary charge of approximately $21.6 million ($13.0 million net of income tax benefit) related to prepayment penalties and the write-off of previously deferred debt issuance costs.

     In September 1997, the Company sold 18.6 million shares of common stock with net proceeds of approximately $327.4 million (the "Equity Offering"). In October, the Company used $203 million of the net proceeds to retire a portion of the Term Loan Facility (see Note 5) of the Credit Agreement (see Note 5), $71 million to repay the entire amount outstanding on the Revolving Credit Facility (see Note 5). As a result of the early repayment of debt outstanding under the Term Loan Facility, the Company recognized an extraordinary charge of approximately $1.3 million ($0.8 million net of income tax benefit) related to the write-off of previously deferred debt issuance costs in the third quarter of 1997.

  Statements of cash flows --

     The supplemental cash flow disclosures and non-cash transactions for the three years ended December 31, 1997 are as follows (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1995        1996        1997
                                                      -------    --------    --------
Supplemental Disclosures --
  Interest paid.....................................  $25,361    $ 30,170    $114,723
  Income taxes paid.................................    3,763       6,886      14,915
Non-Cash Transactions --
  Common stock, preferred stock or warrants issued
     in acquisitions, as commissions, or contributed
     to 401(k) plan.................................  $   754    $164,764    $ 36,489
  Capital leases....................................   21,659      19,094      38,693
  Debt and liabilities incurred or assumed in
     acquisitions...................................   14,434     213,082     194,298
  Debt converted to common stock....................    6,802       5,485       2,265
  Dividends and interest paid, and conversion fee on
     debt and equity securities converted paid in
     common stock...................................    3,490          --          --
  Non-cash purchase and sale of operating
     businesses.....................................       --          --     181,434

  Use of estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Final settlement amounts could differ from those estimates.

                         ALLIED WASTE INDUSTRIES, INC.

  Interest rate protection agreements --

     Interest rate protection agreements are used to reduce interest rate risks and interest costs of the Company's debt portfolio. The Company enters into these agreements to change the fixed/variable interest rate mix of the portfolio to reduce the Company's aggregate exposure to increases in interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. Hedge accounting treatment is applied to interest rate derivative contracts that are designated as hedges of specified debt positions. Amounts payable or receivable under interest rate swap agreements are recognized as adjustments to interest expense in the periods in which they accrue. Net premiums paid for derivative financial instruments are deferred and recognized ratably over the life of the instruments. Under hedge accounting treatment, current period income is not affected by the increase or decrease in the fair market value of derivative instruments as interest rates change and these instruments are not reflected in the financial statements at fair market value. Early termination of a hedging instrument does not result in recognition of immediate gain or loss except in those cases when the debt instruments to which a contract is specifically linked is terminated.

  Fair value of financial instruments --

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments". The Company's Financial Instruments as defined by SFAS No. 107 include cash, money market funds, accounts receivable, accounts payable and long-term debt. The estimated fair value amounts have been determined by the Company at December 31, 1997 using available market information and valuation methodologies described below. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates may not be indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.

     The carrying value of cash, money market funds, accounts receivable and accounts payable approximate fair values due to the short-term maturities of these instruments.

  Stock-based compensation plans --

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, ("APB No. 25"). Effective in January 1, 1996, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-based Compensation." SFAS No. 123 requires that companies, which do not elect to account for stock-based compensation as prescribed by the statement, disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures with respect to stock compensation and the related assumptions are used to determine the pro forma effects of SFAS No. 123.

  Accounting pronouncements not yet required to be adopted --

     During 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS 131 "Disclosures About Segments of an Enterprise and Related Information." The new statements are effective for fiscal years beginning after December 15, 1997 and are not expected to have a material impact on the Company's financial statements.

2.  BUSINESS COMBINATIONS

     Acquisitions accounted for as purchases are reflected in the results of operations since the date of purchase in Allied's consolidated financial statements. The results of operations for acquisitions accounted for as poolings-of-interests are included in Allied's consolidated financial statements for all periods presented. The

                         ALLIED WASTE INDUSTRIES, INC.

final determination of the cost, and the allocation thereof, of certain of the Company's acquisitions is subject to resolution of certain contingencies. Once such contingencies are achieved, the purchase price is adjusted. Certain shares issued in connection with business acquisitions have been valued taking into consideration certain restrictions placed on the stock.

     On December 30, 1996, the Company completed the acquisition of substantially all of the non-hazardous solid waste management business conducted by Laidlaw in the United States and Canada, for total consideration of approximately $1.5 billion comprised of cash, common stock, a warrant to acquire common stock, and subordinated debentures. The cash consideration was financed from the proceeds of the Senior Credit Facility (see Note 5) and the sale of the 1996 Notes (see Note 5).

     The following table reflects the allocation of purchase price for the Laidlaw Acquisition, giving effect to the Canadian Sale (see Note 3) (in thousands):

Current assets..............................................  $  70,137
Property and equipment......................................    353,793
Goodwill....................................................    757,200
Non-current assets..........................................      2,550
Current liabilities.........................................    (88,759)
Long-term debt..............................................     (4,019)
Other long-term obligations.................................   (106,648)
                                                              ---------
          Total net assets..................................  $ 984,254
                                                              =========

     The following table summarizes acquisitions for the three years ended December 31, 1997 and the six months ended June 30, 1998, excluding the Laidlaw
Acquisition:

                                               1995         1996          1997          1998
                                            ----------   ----------    ----------    -----------
Number of businesses acquired accounted
  for as:
  Poolings-of-interests...................           5            5             9             11
  Purchases...............................          13           16            26             15
Total consideration (in millions).........  $     45.3   $    126.5    $    730.8    $     647.6
Shares of common stock issued:............   4,000,040    8,924,374(1)  7,038,456(2)  21,006,446(3)

---------------
(1) Includes 774,794 shares of contingently issuable common stock.

(2) Includes 359,516 shares of contingently issuable common stock.

(3) Includes 563,160 shares of contingently issuable common stock.

     In the first six months of 1998, the Company acquired eleven collection companies in transactions accounted for as poolings-of-interests. These financial statements have been restated to include historical operating results of nine of these companies; the effect of the other two companies was not significant.

     One of the companies acquired in 1998 and included in these restated financial statements, the Rabanco Companies, has not been audited by Arthur Andersen LLP for the years ended December 31, 1996 and 1995. This company was audited by other auditors and reflect total assets and total revenues of four percent and 29 percent in 1996, respectively, and total revenues of 31 percent in 1995, of the related consolidated totals.

                         ALLIED WASTE INDUSTRIES, INC.

     Revenues and net income have been restated for acquisitions accounted for as poolings-of-interests as presented in the following table (in thousands):

                                           ALLIED
                                           BEFORE
                                          POOLING         1997        1998      ALLIED, AS
                                        ACQUISITIONS    POOLINGS    POOLINGS     RESTATED
                                        ------------    --------    --------    ----------
Year ended December 31, 1997
  Revenues............................    $841,513      $33,515     $223,501    $1,098,529
  Net income..........................         358           54       17,478        17,890
Year ended December 31, 1996
  Revenues............................     246,679       45,006      197,334       489,019
  Net loss............................     (79,427)      (1,155)      13,055       (67,527)
Year ended December 31, 1995
  Revenues............................     217,544       44,699      199,598       461,841
  Net income..........................      12,381          749       16,112        29,242

  Unaudited pro forma statement of operations data --

     The following table compares, for the year ended December 31, 1996 and 1997, reported consolidated results of operations to unaudited pro forma consolidated data as if all of the companies acquired in 1996 and 1997 accounted for using the purchase method for business combinations were acquired as of January 1, 1996 (in thousands, except per share data):

                                              1996                       1997
                                     ----------------------    ------------------------
                                     REPORTED    PRO FORMA      REPORTED     PRO FORMA
                                     --------    ----------    ----------    ----------
Revenues...........................  $489,019    $1,263,554    $1,098,529    $1,249,901
Operating income (loss)............   (41,962)       75,743       202,660       231,309
Net income (loss) before
  extraordinary loss...............   (54,116)      (56,580)       71,095        77,624
Net income (loss)..................   (67,527)      (69,991)       17,890        24,419
Net income (loss) to common
  shareholders.....................   (68,600)      (71,064)       17,509        24,038
Net income (loss) per common share
  before extraordinary
  loss -- basic....................     (0.68)        (0.58)         0.66          0.71
Net income (loss) per common share
  before extraordinary
  loss -- diluted..................     (0.68)        (0.58)         0.62          0.67
Net income (loss) per common
  share -- basic...................     (0.84)        (0.72)         0.16          0.22
Net income (loss) per common
  share -- diluted.................     (0.84)        (0.72)         0.16          0.21

     This data does not purport to be indicative of the results of operations of Allied that might have occurred nor which might occur in the future.

3.  ASSETS HELD FOR SALE

     During March 1997, the Company completed the sale of the Company's Canadian non-hazardous solid waste management operations (the "Canadian Sale") for approximately $518 million in cash and sold certain non-core medical waste assets for approximately $6.7 million. No gain or loss was recorded on either sale.

                         ALLIED WASTE INDUSTRIES, INC.

     During the period from January 1, 1997 through March 16, 1997, the date of sale, the Company excluded from consolidated statements of operations and included in net assets held for sale at December 31, 1996, is $5.8 million of income from operations and $9.6 million of interest expense attributable to the Canadian operations.

     At December 31, 1996, the net assets held for sale are classified as current assets in the consolidated balance sheet and are summarized as follows (in thousands):

Cash........................................................  $    628
Accounts receivable, net....................................    43,104
Other current assets........................................     6,402
Property and equipment, net.................................   165,622
Goodwill....................................................   349,192
Other long-term assets......................................    13,099
Current liabilities.........................................   (31,338)
Long-term liabilities.......................................   (21,993)
                                                              --------
Total net assets............................................  $524,716
                                                              ========

4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1996 and 1997 was as follows (in thousands):

                                                                1996          1997
                                                              ---------    ----------
Land and improvements.......................................  $  47,816    $  108,493
Land held for permitting as landfills(1)....................     66,070        79,253
Landfills...................................................    353,782       797,230
Buildings and improvements..................................     84,365       120,515
Vehicles and equipment......................................    358,127       360,078
Containers and compactors...................................    104,465       182,570
Furniture and office equipment..............................     10,415        12,613
                                                              ---------    ----------
                                                              1,025,040     1,660,752
Accumulated depreciation and amortization...................   (208,118)     (288,492)
                                                              ---------    ----------
                                                              $ 816,922    $1,372,260
                                                              =========    ==========

---------------
(1) These properties have been approved for use as landfills, and the Company is currently in the process of obtaining the necessary permits.

                         ALLIED WASTE INDUSTRIES, INC.

5.  LONG-TERM DEBT

     Long-term debt at December 31, 1996 and 1997 consists of the following (in thousands):

  To related parties --

                                                            1996       1997
                                                          --------    -------
Unsecured notes payable to former stockholders, net of
  discount, interest at an effective rate of 14%........  $110,747    $    --
Unsecured notes payable to stockholders, interest at
  5.74% to 12%..........................................     7,836     10,005
                                                          --------    -------
                                                           118,583     10,005
     Current portion....................................       136        154
                                                          --------    -------
                                                          $118,447    $ 9,851
                                                          ========    =======

     In connection with the Laidlaw Acquisition, a subsidiary of the Company issued a $150 million 7% junior subordinated debenture and a $168.3 million zero coupon debenture recorded at a net discounted amount of $77.5 million and $33.2 million, respectively, at December 31, 1996. The debentures were repaid during 1997 with the proceeds from the Senior Discount Notes.

     The $2.0 million notes payable to related parties were issued in April 1995 in accordance with an agreement to acquire certain real estate. This agreement was executed by one of the Company's subsidiaries prior to the Company's acquisition of the subsidiary. The agreement required the payment of an aggregate of $5.6 million to the previous owners upon issuance of a permit to operate a landfill. Subsequent to execution of this agreement, certain previous owners became stockholders of the Company. These notes bear interest at 12% per annum with monthly principal and interest payments through maturity in May 1999 and are guaranteed by the Company.

  To unrelated parties --

                                                                 1996          1997
                                                              ----------    ----------
Senior credit facilities, weighted average interest at
  10.03% and 7.5% at December 31, 1996 and 1997,
  respectively..............................................  $  975,000    $  438,000
Senior subordinated notes, interest at 10.25% at December
  31, 1996 and 1997, unsecured..............................     525,010       525,000
Senior discount notes, interest at 11.3%....................          --       254,690
Notes payable to banks, finance companies and individuals,
  weighted average interest rate of 9.0% and 7.5% at
  December 31, 1996 and 1997, respectively and principal
  payable through 2014, secured by vehicles, equipment, real estate, accounts receivable or stock of certain
  subsidiaries..............................................      53,077       131,187
Notes payable to individuals and a commercial company,
  interest at 5%-12%, principal and interest payable through
  2006, unsecured...........................................      12,383        30,247
Obligations under capital leases of vehicles and equipment,
  weighted average interest at 9.6% and 7.8% at December 31,
  1996, and 1997, respectively, payable monthly.............      66,690        70,690
                                                              ----------    ----------
                                                               1,632,160     1,449,814
     Current portion........................................     549,145        58,769
                                                              ----------    ----------
                                                              $1,083,015    $1,391,045
                                                              ==========    ==========

                         ALLIED WASTE INDUSTRIES, INC.

     In connection with the Laidlaw Acquisition, the Company and Allied Waste North America, Inc., a wholly owned subsidiary of the Company ("Allied NA"), executed a $1.275 billion credit agreement (the "Credit Facility"). The Credit Facility was comprised of (i) a $300 million revolving credit facility; (ii) a $475 million 5.5 year senior term loan; (iii) a $100 million 6.5 year Amortization Extended Term Loan AXEL(TM)A; (iv) a $200 million 7.5 year AXEL(TM)B; and (v) a $200 million 8.5 year AXEL(TM)C. In connection with the Canadian Sale, Allied paid approximately $517 million of the Credit Facility. Payments were made on a pro rata basis between the term loan and each of the AXEL traunches as provided by the Credit Facility.

     In June 1997, the Company repaid the Credit Facility and entered into an Amended and Restated Credit Agreement (the "Credit Agreement"). The Credit Agreement provides a six and one-half year senior secured $500 million term loan facility (the "Term Loan Facility") and a six and one-half year senior secured $400 million revolving credit facility (the "Revolving Credit Facility" and together with the Term Loan Facility, the "Senior Credit Facility"). Principal payments on the Term Loan Facility are payable quarterly, beginning in September 1997 and increase from $10 million to $100 million per annum through maturity in December 2003. Principal under the Revolving Credit Facility is due upon maturity. The Senior Credit Facility bears interest at the lesser of (a) a Base Rate, or (b) a Eurodollar Rate, both terms as defined in the Credit Agreement, plus, in either case, an applicable margin. The applicable margin will be adjusted from time to time pursuant to a pricing grid based upon the Company's Total Debt to EBITDA ratio, as defined in the Credit Agreement, and varies between zero percent and 0.75% for Base Rate loans, and 0.75% and 1.75% for Eurodollar loans. In addition, if at any time the Company's Senior Debt Ratio is greater than 2.5 to 1.0, the applicable margin for all loans will be increased by 0.25%.

     On September 30, 1997, the Company repaid $203 million on the Term Loan Facility and $71 million outstanding on the Revolving Credit Facility. In connection with this repayment, the Company amended the Credit Agreement (the "Amendment") in October 1997. The Amendment expanded the Senior Credit Facility to $1.1 billion from $900 million by increasing the Revolving Credit Facility from $400 million to $600 million and by adding a $200 million delayed draw term facility (the "Delayed Draw Term Facility"), after giving effect to the repayment of $203 million on the Term Loan Facility on September 30, 1997. The Revolving Credit Facility includes a $250 million sublimit for the issuance of letters of credit (increased from $175 million at September 30, 1997). Interest rates were not changed in connection with the Amendment.

     In connection with the Laidlaw Acquisition, Allied NA issued $525 million of 10.25% Senior Subordinated Notes due 2006 (the "1996 Notes") in a Rule 144A offering which was subsequently registered with the Securities and Exchange Commission. Net proceeds from the sale of the 1996 Notes, after the underwriting discounts and other expenses, were approximately $509 million. The net proceeds were used to pay a portion of the cash purchase price of the Laidlaw Acquisition, repay amounts outstanding under the Company's previous $300 million credit facility, fund certain acquisitions and for general corporate purposes. The 1996 Notes cannot be redeemed until December 1, 2001, except under certain circumstances. Prior to December 1, 2001, the 1996 Notes are subject to redemption, at the option of Allied NA, at prices specified in the indenture. At any time prior to December 1, 1999, up to 33% of principal amount of the 1996 Notes will be redeemable, at the option of Allied NA, from the proceeds of one or more public offerings of capital stock by the Company at a redemption price of 110.25% of principal amount, plus accrued interest. The 1996 Notes are guaranteed by the Company and substantially all of Allied NA's subsidiaries, the guarantees of which are expressly subordinated to the guarantees of Allied NA's Senior Credit Facility.

     In May 1997, Allied issued $418 million aggregate face amount of senior discount notes in a private offering (the "Senior Discount Notes"). The Senior Discount Notes were issued at a discount of principal amount and, unless certain provisions are triggered, there will be no periodic cash payments of interest before June 1, 2002. Thereafter, the Senior Discount Notes will accrue cash interest at the rate of 11.30% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2002. Allied

                         ALLIED WASTE INDUSTRIES, INC.

completed an exchange offer for the Senior Discount Notes on December 16, 1997. The Senior Discount Notes cannot be redeemed until December 1, 2001, except under certain circumstances. Prior to June 1, 2000, up to 33% of principal amount of Senior Discount Notes will be redeemable, at the option of Allied, from the proceeds of one or more public offerings of capital stock by Allied at a redemption premium to their accreted value, plus accrued interest.

  Convertible subordinated debt --

                                                               1996
                                                              ------
Senior Convertible Subordinated Debentures, unsecured.......  $  975
Convertible note payable to an individual, unsecured........     787
                                                              ------
                                                               1,762
     Current portion........................................      56
                                                              ------
                                                              $1,706
                                                              ======

     The Senior Convertible Subordinated Debentures bear interest at 8.5% per annum payable semi-annually, with principal payable in 2002. The debentures are convertible into Allied common shares at $6.00 per share. Warrants to purchase 195,000 common shares at $6.00 per share were issued in connection with the sale of the debentures. In 1997, this debt was converted into 162,500 shares of common stock.

     The 8% Convertible note payable to an individual was payable quarterly through September 1996. Beginning October 1996, principal and interest was payable in equal monthly installments through October 2006. The note is convertible into Allied common stock at $10.00 per share during the period of January 1997 to December 1998. In 1997, this debt was converted into 75,494 shares of common stock.

  Future maturities of long-term debt --

     Aggregate future maturities of long-term debt outstanding at December 31, 1997 (in thousands):

                          MATURITY                               1997
                          --------                            ----------
1998........................................................  $   58,923
1999........................................................      65,478
2000........................................................      82,567
2001........................................................      83,408
2002........................................................      82,744
Thereafter..................................................   1,086,699
                                                              ----------
                                                              $1,459,819
                                                              ==========

                         ALLIED WASTE INDUSTRIES, INC.

     Future payments under capital leases, the principal amounts of which are included above in future maturities of long-term debt, are as follows at December 31, 1997 (in thousands):

                                                              1997
                                                --------------------------------
                   MATURITY                     PRINCIPAL    INTEREST     TOTAL
                   --------                     ---------    --------    -------
1998..........................................   $16,987     $ 5,482     $22,469
1999..........................................    15,105       4,150      19,255
2000..........................................    11,902       3,015      14,917
2001..........................................    12,041       1,994      14,035
2002..........................................    12,775         881      13,656
Thereafter....................................     1,880         456       2,336
                                                 -------     -------     -------
                                                 $70,690     $15,978     $86,668
                                                 =======     =======     =======

  Fair value of debt --

     The Company's 1996 Notes had a fair value of $548.6 million and $577.5 million at December 31, 1996 and 1997, respectively, based upon quoted market prices. The convertible subordinated debt has a fair value of approximately $2.4 million based upon the conversion features of the related instruments and market price of the Company's common stock at December 31, 1996. The fair value of the Zero Coupon Debenture and 7% Debenture approximates book value at December 31, 1996 due to the short passage of time since their origination. The Company's Senior Discount Notes had a value of $292.6 million at December 31, 1997 based upon quoted market prices. Management believes the carrying value of all remaining long-term debt approximates fair value.

  Interest rate protection agreements --

     The Company has entered into interest rate protection agreements (the "Agreements"), with reputable national commercial banks and investment banking institutions to reduce its exposure to fluctuations in variable interest rates. A summary of the Agreements outstanding as of December 31, 1997 is as follows:

NOTIONAL AMOUNT   FIXED RATE               PERIOD
---------------   ----------   -------------------------------
 (IN MILLIONS)
     $130            6.27%          April 1997-- May 1998
       50            6.08      September 1997-- September 2000
       50            6.06       September 1997-- March 2000
       50            5.97         October 1997-- April 1999
       50            6.02         October 1997-- October 1999
       50            5.90        November 1997-- November 1999
       50            5.91        November 1997-- November 1999

     The Agreements effectively change the Company's interest rate paid on its floating rate long-term debt to a weighted average fixed rate of approximately 6.07% plus applicable margins imposed by the terms of the Credit Agreement at December 31, 1997. The fair value of the Agreements as of December 31, 1997 was approximately $1.5 million, which reflects the estimated amounts that the Company would pay to terminate the Agreements based on quoted market prices of comparable contracts as of December 31, 1997.

     The Company has also entered into an additional interest rate protection agreement with effective dates beginning in the future (the "Forward Agreement"). This Forward Agreement provides continuing protection to fluctuations in variable interest rates as existing Agreements expire and as additional debt is drawn under

                         ALLIED WASTE INDUSTRIES, INC.

the Delayed Draw Term Facility of the Senior Credit Facility. A summary of the Forward Agreement is as follows:

NOTIONAL AMOUNT   FIXED RATE           PERIOD
---------------   ----------   ----------------------
 (IN MILLIONS)
     $130            6.06%      May 1998 -- May 2001

  Debt covenants --

     The Company's Senior Credit Facility, the 1996 Notes and the Senior Discount Notes, contain warranties and covenants, requiring the maintenance of certain tangible net worth, debt to equity, and cash flow to debt ratios. Additionally, these covenants limit among other things, the ability of the Company to incur additional secured indebtedness, make acquisitions and purchase fixed assets above certain amounts, transfer or sell assets, pay dividends except on certain preferred stock, make optional payments on certain subordinated indebtedness or make certain other restricted payments, create liens, enter into certain transactions with affiliates or consummate a merger, consolidation or sale of all or substantially all of its assets. At December 31, 1997, Allied was in compliance with all applicable covenants.

     Substantially all subsidiaries of the Company are jointly and severally liable for the obligations under the 1997 Notes and the Senior Credit Facility through unconditional guarantees issued by the subsidiaries which are all, except in one minor case, wholly-owned by the Company. No significant restrictions exist regarding the ability of the subsidiary companies to pay dividends or make loans or advances to Allied.

6.  CLOSURE, POST-CLOSURE AND ENVIRONMENTAL COSTS

  Closure and post-closure costs --

     The net present value of the closure and post-closure commitment is calculated assuming inflation of 2.5% and a risk-free capital rate of 7.0%. Discounted amounts previously recorded are accreted to reflect the effects of the passage of time. The Company's current estimate of total future payments for closure and post-closure, in accordance with Subtitle D, is $1.2 billion, as shown below, while the present value of such estimate is $278.1 million. At December 31, 1996 and 1997, accruals for landfill closure and post-closure costs (including costs assumed through acquisitions) were approximately $115.3 million and $149.6 million, respectively. The accruals reflect relatively young landfills whose estimated remaining lives, based on current waste flows, range from 1 to over 75 years, with an estimated average remaining life of greater than 30 years.

     The Company's estimate of total future payments for closure and post-closure liabilities for currently owned and operated landfills is as follows (in thousands):

1998.............................................  $   22,605
1999.............................................      15,087
2000.............................................      11,810
2001.............................................      13,594
2002.............................................      20,786
Thereafter.......................................   1,082,694
                                                   ----------
                                                   $1,166,576
                                                   ==========

  Environmental costs --

     In connection with the Laidlaw Acquisition, Allied engaged an independent environmental consulting firm to assist in conducting an environmental assessment of the real property owned by subsidiaries acquired from Laidlaw or other third-parties, and properties under the management of companies acquired from

                         ALLIED WASTE INDUSTRIES, INC.

Laidlaw. Several contaminated landfills and other properties were identified, two of which are owned by subsidiaries of the Company, that would require those subsidiaries to incur costs for incremental closure and post-closure measures, remediation activities and litigation costs. The costs of performing the investigation, design, remediation and the allocation of responsibility to the subsidiaries of Allied vary significantly between sites. Based on information available to the Company, Allied recorded a provision of $51.5 million for environmental matters at sites acquired from Laidlaw, including closure and post-closure costs, in the 1996 statement of operations and expects these amounts to be disbursed over the next 30 years.

     The ultimate amounts for environmental liabilities cannot be determined and estimates of such liabilities made by the Company, after consultation with its independent environmental engineers, require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Where the Company has concluded that its estimated share of potential liabilities is probable, a provision has been made in the consolidated financial statements. Since the ultimate outcome of these matters may differ from the estimates used in the Company's assessment to date, the recorded liabilities will be periodically evaluated as additional information becomes available to ascertain that the accrued liabilities are adequate. The Company has determined that the recorded liability for environmental matters as of December 31, 1996 and 1997 of approximately $45.0 million and $62.5 million, respectively, represents the most probable outcome of these contingent matters. The Company does not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on the Company's consolidated liquidity, financial positions or results of operations.

7.  STOCKHOLDERS' EQUITY

     The authorized, issued and outstanding shares of the Company's classes of capital stock were as follows:

                                                                  ISSUED AND OUTSTANDING
                                   LIQUIDATION                        AT DECEMBER 31,
                                   PREFERENCE     AUTHORIZED     -------------------------
                                    PER SHARE       SHARES          1996          1997
                                   -----------    -----------    ----------    -----------
Preferred stock, $.10 par --
  Series C Convertible...........    $   10           800,000            --             --
  Series D Convertible...........        15           267,000            --             --
  Series E Convertible...........     5,000             3,000            --             --
  9% Cumulative Convertible......     1,000            30,000            --             --
  $90 Cumulative Convertible.....     1,000            20,000            --             --
  7% Cumulative Convertible......     1,000           100,000         9,907             --
Common stock, $.01 par, net of
  570,048 treasury shares........        --       200,000,000    98,538,901    123,641,541

                         ALLIED WASTE INDUSTRIES, INC.

     Dividends declared and accrued on the Company's classes of preferred stock were as follows:

                                                 DIVIDENDS DECLARED         ACCRUED
                                                 FOR THE YEARS ENDED      DIVIDENDS AT
                                                    DECEMBER 31,          DECEMBER 31,
                                               -----------------------    ------------
                                                1995     1996     1997    1996    1997
                                               ------   ------    ----    ----    ----
Series D Convertible.........................  $  184   $    1    $ --    $ --    $ --
9% Cumulative Convertible....................   2,466      377      --      --      --
$90 Cumulative Convertible...................     560       --      --      --      --
7% Cumulative Convertible....................     698      695     381     144      --
Series E Cumulative Convertible..............     162       --      --      --      --
                                               ------   ------    ----    ----    ----
                                               $4,070   $1,073    $381    $144    $ --
                                               ======   ======    ====    ====    ====

     During 1995, the Series E preferred stock, the Series C preferred stock and $90 preferred stock was converted into Common Stock. During 1996, the Series D preferred stock and 9% preferred stock was converted into Common Stock. During 1997, the 7% preferred stock was converted into Common Stock.

  Warrants to purchase common stock --

     Warrants to purchase common shares at December 31, 1996 and 1997 are summarized as follows:

                                                     1996              1997
                                                --------------    --------------
Number of shares..............................    22,645,166         858,942
Purchase price per share......................  $3.37 - $13.50    $4.60 - $7.00
Expiration dates..............................   1997 - 2008       1998 - 2005

     In connection with the Laidlaw Acquisition, the Company issued a warrant to Laidlaw for the purchase of 20,400,000 shares of Common Stock at an exercise price of $8.25 per share. The Company repurchased this warrant from Laidlaw during 1997.

8.  STOCK OPTION PLANS

     The 1991 Incentive Stock Plan ("1991 Plan"), the 1993 Incentive Stock Plan ("1993 Plan") and the 1994 Incentive Stock Plan ("1994 Plan") provide for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock and stock bonuses. The maximum number of shares which may be granted under the 1991 Plan may not exceed the greater of 750,000 common shares or 7.5% of the number of common shares outstanding at the end of a preceding fiscal quarter (4,463,778 shares at December 31, 1997). An additional 500,000 and 1,000,000 common shares may be granted under the 1993 Plan and the 1994 Plan, respectively. The exercise price, term and other conditions applicable to each option granted are generally determined by the Compensation Committee of the Board of Directors.

     The 1994 Amended and Restated Non-Employee Director Stock Option Plan provides for the grant of non-qualified options to each member of the Board of Directors, who is not also an employee of the Company, at a price equal to the fair market value of a common share on the date of grant. The maximum number of shares which may be granted under the plan is 750,000 common shares. All options granted under the plan are fully vested and exercisable on the date of grant and expire ten years from the grant date.

                         ALLIED WASTE INDUSTRIES, INC.

     A summary of the status of the Company's stock option plans at December 31, 1995, 1996 and 1997 and for the years then ended is presented in the table and narrative below:

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1995          1996          1997
                                                         ----------    ----------    ----------
Options outstanding, beginning of period...............   1,575,739     2,849,568     4,308,694
  Options granted......................................   1,493,469     1,747,550     3,153,775
  Options exercised....................................    (183,606)     (277,016)     (457,780)
  Options terminated...................................     (36,034)      (11,408)     (104,333)
                                                         ----------    ----------    ----------
Options outstanding, end of period.....................   2,849,568     4,308,694     6,900,356
                                                         ==========    ==========    ==========
Options exercisable, end of period.....................   1,774,456     2,170,086     3,498,598
Weighted average fair value of options granted.........       $4.66         $8.64         $8.25

     The Company accounts for its stock-based compensation plans under APB No. 25, under which no compensation expense has been recognized, as all options have been granted with an exercise price equal to the fair value of the Company's Common Stock upon the date of grant. In 1996, the Company adopted SFAS No. 123 for disclosure purposes and accordingly, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1995            1996            1997
                                                   ------------    ------------    ------------
Risk free interest rate..........................  6.0% to 7.6%    5.2% to 6.7%    5.8% to 7.6%
Expected life....................................       8 years       5-8 years         5 years
Dividend rate....................................            0%              0%              0%
Expected volatility..............................           51%             49%      25% to 50%

     Using these assumptions, pro forma net income (loss) and net income (loss) per share would reflect additional compensation expense recognized over the vesting periods of the options. The pro forma income for 1997 includes the impact of certain options that fully vested in 1997 due to a change in control. The resulting pro forma net income (loss), in thousands, and pro forma net income (loss) per share is as follows:

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                  1995        1996         1997
                                                                --------    ---------    --------
Net income (loss):                               As reported    $29,242     $(67,527)    $17,890
                                                   Pro forma     28,501      (69,184)      6,119
Net income (loss) per share:                     As reported    $  0.43     $  (0.83)    $  0.16
                                                   Pro forma       0.42        (0.85)       0.05

                         ALLIED WASTE INDUSTRIES, INC.

     The following table summarizes information about stock options outstanding at December 31, 1997 which are fully vested, partially vested and non-vested:

                                                   FULLY           PARTIALLY            NON-
                                                  VESTED             VESTED            VESTED
                                              ---------------    --------------    ---------------
Options outstanding:
  Range of exercise prices..................  $3.00 to $16.88    $4.50 to $9.50    $4.27 to $15.88
  Number outstanding........................        2,908,073         1,642,243          2,350,040
  Weighted average remaining life...........          6 years           8 years            9 years
  Weighted average exercise price...........            $6.25             $8.81             $10.31
Options exercisable:
  Range of exercise prices..................  $3.00 to $16.88    $4.50 to $9.50                 --
  Number outstanding........................        2,908,073           590,525                 --
  Weighted average remaining life...........          6 years           8 years                 --
  Weighted average exercise price...........            $6.25             $8.71                 --

9.  NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is calculated by dividing net income
(loss), less dividend requirements on preferred stock, by the weighted average number of common shares and common share equivalents outstanding during each period as restated to reflect acquisitions accounted for as poolings-of-interests. The computation of basic earnings per share and diluted earnings per share is as follows (in thousands, except per share data):

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1995        1996        1997
                                                      -------    --------    --------
BASIC EARNINGS PER SHARE COMPUTATION:
  Income (loss) before extraordinary items..........  $29,242    $(54,116)   $ 71,095
  Less: Preferred stock dividends...................   (4,070)     (1,073)       (381)
         Conversion fee on equity securities
           converted................................   (2,151)         --          --
                                                      -------    --------    --------
  Income (loss) before extraordinary items available
     to common shareholders.........................  $23,021    $(55,189)   $ 70,714
                                                      =======    ========    ========
  Weighted average common shares outstanding during
     the period.....................................   60,636      81,442     107,123
                                                      =======    ========    ========
  Basic earnings per share before extraordinary
     items..........................................  $  0.38    $  (0.68)   $   0.66
                                                      =======    ========    ========
DILUTED EARNINGS PER SHARE COMPUTATION:
  Income (loss) before extraordinary items..........  $29,242    $(54,116)   $ 71,095
  Less: Preferred stock dividends...................   (4,070)     (1,073)       (381)
       Conversion fee on equity securities
     converted......................................   (2,151)         --          --
  Interest savings upon conversion of convertible
     securities.....................................      935          --         442
                                                      -------    --------    --------
  Income (loss) before extraordinary items available
     to common shareholders.........................  $23,956    $(55,189)   $ 71,156
                                                      =======    ========    ========

                         ALLIED WASTE INDUSTRIES, INC.

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1995        1996        1997
                                                      -------    --------    --------
  Weighted average common shares outstanding during
     the period.....................................   60,636      81,442     107,123
  Effect of stock options and warrants, assumed
     exercisable....................................    1,771          --       6,126
  Effect of Series C preferred stock, assumed
     converted......................................      234          --          --
  Effect of Series D preferred stock, assumed
     converted......................................      764          --          --
  Effect of 7% preferred stock, assumed converted...       --          --         762
  Effect of convertible notes, assumed converted....    2,655          --         173
  Effect of shares assumed issued pursuant to
     earn-out agreements............................    1,702          --         753
                                                      -------    --------    --------
  Total Shares......................................   67,762      81,442     114,937
                                                      =======    ========    ========
  Diluted earnings per share before extraordinary
     items..........................................  $  0.35    $  (0.68)   $   0.62
                                                      =======    ========    ========

     Conversion has not been assumed for Series D preferred stock and 9% preferred stock, as the effect would not be dilutive for 1995 and 1996. Additionally, conversion has not been assumed for stock options and warrants in 1996, nor has conversion been assumed for 7% preferred stock and convertible notes in 1995, 1996 and 1997, as the effects would not be dilutive.

     In 1997, the Company adopted SFAS No. 128 "Earnings per Share," effective December 15, 1997. As a result, the Company's reported earnings for 1995 and 1996 were restated. The effect of this accounting change on previously reported earnings per share data was as follows:

                                                              1995      1996
                                                              -----    ------
Per share amounts
Primary earnings per share..................................  $0.36    $(0.67)
Effect of SFAS No. 128......................................   0.02     (0.01)
                                                              -----    ------
Basic earnings per share as restated........................  $0.38    $(0.68)
                                                              =====    ======
Fully diluted earnings per share............................  $0.35    $(0.67)
Effect of SFAS No. 128......................................     --     (0.01)
                                                              -----    ------
Diluted earnings per share as restated......................  $0.35    $(0.68)
                                                              =====    ======

10.  INCOME TAXES

     The Company accounts for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on the differences in financial reporting and income tax basis of assets, other than goodwill, and liabilities, and the differences are measured using the income tax rate in effect in the year of measurement.

     The Company and its subsidiaries file a consolidated federal income tax return. Subsidiaries acquired using the pooling-of-interests method, however, are not included in the Company's consolidated federal income tax return until the effective date of the acquisition. As of December 31, 1997, Allied had a net operating loss carryforward ("NOLC") for federal income tax purposes of approximately $3.7 million. The NOLC, which expires beginning in 2004, is available to offset future taxable income subject to potential limitations. The Company has placed a valuation reserve on this NOLC to reflect limitations from separate Company filing rules.

                         ALLIED WASTE INDUSTRIES, INC.

     The components of the income tax provision (benefit) consist of the following (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1995       1996        1997
                                                       -------    -------    --------
Current tax provision................................  $ 5,493    $ 1,531    $ 75,346
Deferred provision (benefit).........................    5,078     (1,422)    (38,741)
                                                       -------    -------    --------
Total................................................  $10,571    $   109    $ 36,605
                                                       =======    =======    ========

     Reconciliation of the federal statutory tax rate to the Company's effective rate is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1995      1996     1997
                                                              ------    ------    -----
Federal statutory tax rate..................................   35.0%    (35.0)%   35.0%
Consolidated state taxes, net of federal benefit............    5.0      (5.0)     3.1
Taxes of pooled companies...................................  (19.6)      1.5     (5.4)
Amortization of goodwill....................................    3.8       2.3      0.6
Potential tax goodwill greater than book goodwill...........     --      34.7       --
Other permanent differences.................................    2.4       1.7      0.7
                                                              -----     -----     ----
Effective tax rate..........................................   26.6%      0.2%    34.0%
                                                              =====     =====     ====

     Tax benefits on the extraordinary items in 1996 and 1997 were based on the Company's then ordinary combined federal and state rate of 40%.

     The net current deferred tax asset of $5.8 million and $5.3 million, as of December 31, 1996 and 1997, respectively, consists of the current benefit expected to be obtained from the utilization of the Company's NOLCs and its alternative minimum tax credits. These amounts include a valuation allowance of $1.3 million, as of December 31, 1996 and 1997 to reflect possible limitations on the ability to use NOLCs for separate company federal and state filing purposes.

     The components of the net long-term deferred tax liability are as follows (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1996          1997
                                                              ---------     ---------
Deferred tax liability relating primarily to property
  consisting of landfill assets and debt basis
  differences...............................................   $78,762       $17,054
                                                               -------       -------
Deferred tax assets relating to:
  Closure and post-closure reserves.........................     1,883           954
  Other reserves and estimated expenses.....................    23,722         1,341
                                                               -------       -------
  Deferred tax assets.......................................    25,605         2,295
                                                               -------       -------
Net long-term deferred tax liability........................   $53,157       $14,759
                                                               =======       =======

     The change in the long-term deferred tax liability includes deferred taxes related to 1997 acquisitions where the financial basis of assets acquired exceeded the tax basis of those assets.

11.  COMMITMENTS AND CONTINGENCIES

     The Company is subject to extensive and evolving laws and regulations and has implemented its own environmental safeguards to respond to regulatory requirements. In the normal course of conducting its operations, Allied may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgements against the Company which may have an impact on earnings for a

                         ALLIED WASTE INDUSTRIES, INC.

particular period. Management expects that such matters in process at December 31, 1997 which have not been accrued in the consolidated balance sheet will not have a material adverse effect on the Company's consolidated liquidity, financial position or results from operations.

     The consolidated federal income tax returns for the fiscal years ended August 31, 1986, 1987 and 1988 of certain subsidiaries of the Company that were acquired from Laidlaw in December 1996 (the "LSW Subsidiaries") have been under audit by the Internal Revenue Service. In March 1994, the LSW Subsidiaries received a Statutory Notice of Deficiency proposing that the LSW Subsidiaries pay additional taxes relating to disallowed deductions in those income tax returns (the "Tax Controversy"). The consolidated tax group of the LSW Subsidiaries has also received notice that fiscal years 1992, 1993 and 1994 will be examined regarding the Tax Controversy. The LSW Subsidiaries could be directly liable for a substantial portion of any tax and interest assessed if the disallowance of the deduction is sustained. In addition, under Treasury Regulations promulgated under Section 1502 of the Internal Revenue Code ("IRC"), each member of the consolidated tax group including each LSW Subsidiary, is or could be severally liable for federal income tax liabilities of the entire consolidated tax group, including any taxes due on the deemed sale of assets by the LSW Subsidiaries pursuant to Section 338 of the IRC and all amounts at issue in the Tax Controversy which are ultimately determined to be owed.

     Any amounts at issue in the Tax Controversy and for which any LSW Subsidiary may ultimately be found liable, are included in and covered by the indemnification of the Company by Laidlaw set forth in the Stock Purchase Agreement by and between the Company and Laidlaw, among others, dated September 17, 1996 (the "Purchase Agreement"). The obligation of Laidlaw to indemnify the Company in respect of amounts at issue in the Tax Controversy is a general, unsecured obligation of Laidlaw. The ability of Laidlaw to pay and fulfill such indemnification obligation will depend on the financial condition of Laidlaw at the time of any required performance of such obligation.

     In connection with certain acquisitions, the Company has entered into agreements to pay royalties based on waste tonnage disposed at specified landfills. The royalties are generally payable quarterly and amounts earned but not paid are accrued in the accompanying consolidated balance sheets.

     Allied has operating lease agreements for service facilities, office space and equipment. Future minimum payments under non-cancelable operating leases with terms in excess of one year are as follows (in thousands):

                                                  DECEMBER 31,
                                                      1997
                                                  ------------
1998............................................    $ 6,193
1999............................................     12,204
2000............................................     10,292
2001............................................      8,362
2002............................................      6,671
Thereafter......................................     28,967

     Rental expense under such operating leases was $4,644,000, $8,552,000 and $10,497,000 for the three years ended December 31, 1997, respectively.

     The Company has entered into employment agreements with certain of its executive officers for periods up to five years. The Company has agreed to severance pay amounts equal to a multiple of defined compensation under certain circumstances. In the event of a material change in control or termination of all executive officers under such agreements, Allied would be required to make payments of approximately $9.6 million.

     Allied carries a broad range of insurance coverage for protection of its assets and operations from certain risks including environmental impairment liability insurance for certain landfills.

                         ALLIED WASTE INDUSTRIES, INC.

     The Company has issued bank letters of credit, performance bonds and other guarantees in the aggregate amount of approximately $365.8 million at December 31, 1997. These financial instruments are issued in the normal course of business and are not reflected in the accompanying balance sheets. The underlying obligations of the financial instruments are valued based on the likelihood of performance being required. Management does not expect any material losses to result from these off balance sheet instruments based on historical results, and therefore, is of the opinion that the fair value of these instruments is zero.

12.  RELATED PARTY TRANSACTIONS

     Transactions with related parties are entered into only upon approval by a majority of the independent directors of the Company and only upon terms comparable to those that would be available from unaffiliated parties.

     The Company leases certain properties and equipment in Illinois from related parties resulting from prior year acquisitions. In connection with these leases, payments of $69,000 and $45,000 for the years ended December 31, 1995 and 1996, respectively, were made to officers of the Company.

     The Company made a payment of $254,000 in 1995, on a life insurance policy for a related party assumed in a 1994 acquisition. A trust of the related party is the beneficiary of the policy.

     In connection with the receipt in April 1995 of all permits necessary to develop a landfill on certain real estate acquired in July 1992, the Company was obligated to pay $5.6 million to the previous owners of the real estate, including current stockholders of the Company. During the years ended December 31, 1996 and 1997, the Company paid principal of $121,000 and $136,000, respectively, to these stockholders. The Company has approximately $1.7 million in promissory notes payable to these stockholders outstanding at December 31, 1997.

     In connection with the successful completion of certain market development projects during 1997, Allied paid approximately $2.5 million to a former owner of an acquired company and a director of the Company.

13.  SUMMARIZED FINANCIAL INFORMATION OF ALLIED WASTE NORTH AMERICA, INC.

     As discussed in Note 5, the 1996 Notes issued by Allied NA (a consolidated subsidiary of the Company) are guaranteed by Allied. The separate complete financial statements of Allied NA have not been included herein as management has determined that such disclosure is not considered to be material. However, summarized balance sheet information for Allied NA and subsidiaries as of December 31, 1996 and 1997 is as follows (in thousands):

               SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1996            1997
                                                             ------------    ------------
Current assets.............................................   $  733,856      $  231,679
Property and equipment, net................................      816,922       1,372,260
Goodwill, net..............................................      857,411         899,158
Other non-current assets...................................       59,843          88,442
Current liabilities........................................      709,611         263,044
Long-term debt, net of current portion.....................    1,092,422       1,146,206
Due to parent..............................................      385,018         752,368
Due to Allied Canada Finance, Ltd. ........................      110,747         152,825
Other long-term obligations................................      238,154         278,736
Retained deficit...........................................      (67,920)         (1,640)

                         ALLIED WASTE INDUSTRIES, INC.

     On November 25, 1996, substantially all of the operating assets and liabilities of Allied were contributed from Allied to Allied NA. The results of operations from inception to December 31, 1996 were not material except for the acquisition related costs and unusual items (see Note 1).

                 SUMMARIZED STATEMENT OF OPERATIONS INFORMATION

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              -----------------
Total revenue...............................................     $1,098,529
Total operating costs and expenses..........................        895,869
Operating income............................................        202,660
Net income before extraordinary loss........................         80,111
Extraordinary loss, net.....................................         13,831
Net income..................................................         66,280

14.  SUBSEQUENT EVENTS (UNAUDITED)

     Subsequent to December 31, 1997, the Company acquired 32 operating solid waste businesses with annual revenues of approximately $355.2 million for consideration of approximately $947.2 million, of which $805.9 million consists of approximately 31.7 million shares of common stock.

     In August 1998, the Company acquired Illinois Recycling Services, Inc. and its affiliates ("IRS") in a transaction accounted for using the pooling-of-interests method for business combinations. IRS provides solid waste collection, recycling and transportation services primarily in the Chicago metro area and northern Indiana and generates annual revenue of approximately $80 million excluding the effects of the internalization of waste volumes.

     In August 1998, the Company signed a definitive merger agreement with American Disposal Services, Inc. ("ADSI"). Under the terms of the agreement, ADSI shareholders will receive 1.65 shares of Allied common stock for each share of ADSI common stock. The merger, which is subject to shareholder approval, is expected to be completed in the fourth quarter 1998 and will be accounted for as a pooling-of-interest.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
American Disposal Services, Inc.

     We have audited the accompanying consolidated balance sheets of American Disposal Services, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Disposal Services, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois
February 24, 1998

                        AMERICAN DISPOSAL SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,426     $  2,301
  Restricted cash held in escrow............................       337           --
  Trade receivables -- net of allowance of $1,326 and
     $473...................................................    23,052        9,741
  Prepaid expenses..........................................     1,348        1,248
  Other current assets......................................     1,347          354
                                                              --------     --------
Total current assets........................................    28,510       13,644
Property and equipment, net.................................   174,340       93,692
Other assets:
  Cost over fair value of net assets of acquired businesses,
     net of accumulated amortization of $3,635 and $1,374...   157,304       31,237
  Other intangible assets, net of accumulated amortization
     of $631 and $439.......................................     2,045        1,610
  Debt issuance costs, net of accumulated amortization of
     $696 and $204..........................................     2,922        2,392
  Other.....................................................     7,903        2,411
                                                              --------     --------
                                                              $373,024     $144,986
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  6,361     $  3,359
  Accrued liabilities:
     Consideration held back for certain acquisitions.......     4,910        1,369
     Wages, salaries, and other compensation................     2,665          240
     Other accrued liabilities..............................     5,708        2,640
  Deferred revenues.........................................     5,785        2,245
  Current portion of long-term debt and capital lease
     obligations............................................     2,360        2,572
                                                              --------     --------
Total current liabilities...................................    27,789       12,425
Long-term debt and capital lease obligations, net of current
  portion...................................................    20,788       65,445
Accrued environmental and landfill costs....................    12,450        7,603
Deferred income taxes.......................................     2,577        1,416
Other long-term liabilities.................................    12,045           --
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized; none issued and outstanding in 1997 and
     1996...................................................        --           --
  Common stock, $.01 par value; 60,000,000 shares
     authorized; shares issued and outstanding
     1997 -- 19,323,100 and 1996 -- 8,872,381...............       193           89
Warrants outstanding........................................        --          107
Additional paid-in capital..................................   298,110       66,170
Accumulated deficit.........................................      (928)      (8,269)
                                                              --------     --------
                                                               297,375       58,097
                                                              --------     --------
                                                              $373,024     $144,986
                                                              ========     ========

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31
                                                       -----------------------------------------------
                                                          1997               1996              1995
                                                       -----------        ----------        ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.............................................   $121,363           $56,804           $30,004
Cost of operations...................................     65,947            30,376            17,286
Selling, general, and administrative expenses........     16,821             8,328             5,882
Depreciation and amortization........................     21,975            12,334             6,308
                                                        --------           -------           -------
Operating income.....................................     16,620             5,766               528
Interest expense.....................................     (6,223)           (5,745)           (3,030)
Interest income......................................        201               260               189
Other income.........................................        274               179                --
                                                        --------           -------           -------
Income (loss) before income taxes and extraordinary
  item...............................................     10,872               460            (2,313)
Income tax expense...................................      3,531               245               332
                                                        --------           -------           -------
Income (loss) before extraordinary item..............      7,341               215            (2,645)
Extraordinary item -- loss on early retirement of
  debt...............................................         --              (476)             (908)
                                                        --------           -------           -------
Net income (loss)....................................      7,341              (261)           (3,553)
Preferred stock dividend.............................         --              (109)             (190)
                                                        --------           -------           -------
Net income (loss) applicable to common
  stockholders.......................................   $  7,341           $  (370)          $(3,743)
                                                        ========           =======           =======
Basic earnings per common share:
  Income (loss) before extraordinary item............   $    .56           $   .02           $  (.85)
  Extraordinary item.................................         --              (.07)             (.27)
                                                        --------           -------           -------
Net income (loss)....................................   $    .56           $  (.05)          $ (1.12)
                                                        ========           =======           =======
Diluted earnings per common share:
  Income (loss) before extraordinary item............   $    .53           $   .01           $  (.85)
  Extraordinary item.................................         --              (.06)             (.27)
                                                        --------           -------           -------
Net income (loss)....................................   $    .53           $  (.05)          $ (1.12)
                                                        ========           =======           =======

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    COMMON STOCK                     ADDITIONAL                     TOTAL
                                 -------------------    WARRANTS      PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                   SHARES     AMOUNT   OUTSTANDING    CAPITAL       DEFICIT        EQUITY
                                 ----------   ------   -----------   ----------   -----------   -------------
                                                            (DOLLARS IN THOUSANDS)
Balance at December 31, 1994...   2,382,345    $ 24       $ 107       $ 16,157      $(4,156)      $ 12,132
Issuance of common stock, net
  of issuance costs............   3,280,520      33          --         25,433           --         25,466
Dividends on preferred stock...          --      --          --             --         (190)          (190)
Net loss.......................          --      --          --             --       (3,553)        (3,553)
                                 ----------    ----       -----       --------      -------       --------
Balance at December 31, 1995...   5,662,865      57         107         41,590       (7,899)        33,855
Issuance of common stock, net
  of issuance costs............   3,162,500      32          --         24,573           --         24,605
Exercise of common stock
  warrants and options.........      47,016      --          --              7           --              7
Dividends on preferred stock...          --      --          --             --         (109)          (109)
Net loss.......................          --      --          --             --         (261)          (261)
                                 ----------    ----       -----       --------      -------       --------
Balance at December 31, 1996...   8,872,381      89         107         66,170       (8,269)        58,097
Issuance of common stock, net
  of issuance costs............   8,925,000      89          --        193,870           --        193,959
Stock issued for
  acquisitions.................   1,416,912      14          --         37,067           --         37,081
Exercise of common stock
  warrants and options.........     108,807       1        (107)           647           --            541
Tax benefit from exercise of
  stock options................          --      --          --            356           --            356
Net income.....................          --      --          --             --        7,341          7,341
                                 ==========    ====       =====       ========      =======       ========
Balance at December 31, 1997...  19,323,100    $193       $  --       $298,110      $  (928)      $297,375
                                 ==========    ====       =====       ========      =======       ========

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31
                                                            ---------------------------------
                                                              1997         1996        1995
                                                            ---------    --------    --------
                                                                 (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss).........................................  $   7,341    $   (261)   $ (3,553)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Extraordinary item, net.................................         --         476         908
  Depreciation and amortization...........................     21,975      12,334       6,308
  Provision for environmental and landfill costs..........        597         571         292
  Deferred income taxes...................................        600         176          47
  Gain on sale of fixed assets............................       (212)        (98)         --
  Changes in operating assets and liabilities, net of
     effects from acquisitions:
     Trade receivables....................................     (8,630)     (2,600)       (340)
     Prepaid expenses and other assets....................     (6,187)     (1,071)       (161)
     Accounts payable, accrued liabilities and accrued
       environmental and landfill costs...................      7,287         153       1,846
     Deferred revenue.....................................      2,310         656         254
     Other long-term liabilities..........................      6,045          --          --
                                                            ---------    --------    --------
Net cash provided by operating activities.................     31,126      10,336       5,601
INVESTING ACTIVITIES
Capital expenditures......................................    (24,320)    (14,003)     (6,173)
Cost of acquisitions......................................   (153,048)    (23,660)    (62,201)
                                                            ---------    --------    --------
Net cash used in investing activities.....................   (177,368)    (37,663)    (68,374)
FINANCING ACTIVITIES
Net proceeds from issuances of common stock...............    193,959      24,605      25,466
Exercise of common stock options..........................        541           7          --
Tax benefit associated with stock options.................        356          --          --
Proceeds from issuances from long-term debt...............    141,177      66,950      32,568
Debt issuance costs.......................................     (1,022)     (2,596)       (946)
Repayments of indebtedness................................   (188,644)    (51,162)     (2,698)
Redemption of preferred stock.............................         --      (1,950)         --
Net proceeds from issuance of preferred stock.............         --          --       1,908
Preferred stock dividend..................................         --        (109)       (190)
Proceeds from (payment of) note payable to stockholders...         --     (12,500)     12,500
                                                            ---------    --------    --------
Net cash provided by financing activities.................    146,367      23,245      68,608
                                                            ---------    --------    --------
Net increase (decrease) in cash and cash equivalents......        125      (4,082)      5,835
Cash and cash equivalents, at beginning of year...........      2,301       6,383         548
                                                            ---------    --------    --------
Cash and cash equivalents, at end of year.................  $   2,426    $  2,301    $  6,383
                                                            =========    ========    ========
NONCASH ACTIVITIES
Issuance of common stock for certain acquisitions.........  $  37,081    $     --    $     --
Issuance of notes payable for certain acquisitions........      2,598          --          --
Consideration held back or held in escrow for certain
  acquisitions............................................     10,910       1,369          --
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest....................................  $   6,814    $  6,222    $  2,515
Cash (refunds) paid for income taxes......................      2,260        (159)        478

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

1.  FORMATION AND BASIS OF PRESENTATION

     ADS, Inc. (ADS) was organized January 15, 1991, to acquire, develop, and operate non-hazardous municipal solid waste disposal, collection, and transfer operations and provide non-hazardous solid waste disposal management services to commercial, industrial, and residential customers. During 1993, an affiliate of Charterhouse Equity Partners, L.P. (CEP) purchased a controlling interest in ADS.

     County Disposal, Inc. (County) was incorporated by Charterhouse Equity Partners II, L.P. (CEPII) on April 27, 1995, for the purpose of acquiring certain net assets of Envirite Corporation (Envirite). On April 28, 1995 Envirite and County entered into an Asset Purchase Agreement whereby County agreed to purchase from Envirite certain landfill facilities and waste transportation and collection equipment located in Livingston County, Illinois, and Wyandot County, Ohio; all of the issued and outstanding capital stock of County Environmental Services, Inc., a wholly-owned subsidiary of Envirite, which owned and operated a landfill facility and waste transportation and collection equipment located in Clarion County, Pennsylvania; and certain related assets and assumption of certain liabilities.

     Effective January 1, 1996, the stockholders of ADS and County exchanged their shares for shares of a newly created holding company by the name of American Disposal Services, Inc. (the Company). This share exchange (the Exchange) qualifies as a transfer of companies under common control as affiliates of Charterhouse Group International, Inc. are the general partners and in control of CEP and CEPII and, accordingly, the transaction has been accounted for at historical cost in a manner similar to pooling of interests accounting. The financial statements have been prepared as if this Exchange had occurred as of December 31, 1994.

     In July 1996, the Company issued 3,162,500 shares of common stock at $9.00 per share in its initial public offering. Proceeds from the offering, net of underwriting commissions and related expenses, were $24.6 million. In April 1997, the Company issued 4,600,000 shares of common stock at $16.50 per share in a public offering. Proceeds from the offering, net of underwriting commissions and related expenses, were $70.1 million. The proceeds from each of these offerings were used to finance acquisitions and pay down a portion of the debt facility.

     In October 1997, the Company completed a public offering of 6,837,000 shares of common stock at $30.50 per share. Of the 6,837,000 shares, 4,325,000 shares were issued and sold by the Company and 2,512,000 shares were sold by selling stockholders. Proceeds to the Company from the offering, net of underwriting commissions and related expenses, were $123.8 million. Immediately following the offering, the Company had 19,129,542 shares of common stock issued and outstanding. The offering proceeds were used to finance acquisitions and pay down a portion of the debt facility.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of trade receivables. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's customer base. No single group or customer represents greater than 10% of total accounts receivable. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

                        AMERICAN DISPOSAL SERVICES, INC.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Trade receivables, trade payables, and debt obligations are carried at cost which approximates fair value.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  RECLASSIFICATIONS

     Certain reclassifications have been made to prior year's financial statements to conform with the 1997 presentation.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents represent cash in banks and liquid investments with original maturities of three months or less.

  RESTRICTED CASH HELD IN ESCROW

     Cash held in escrow represents cash held in banks restricted to fund obligations incurred in acquiring businesses. These obligations are expected to be funded in 1998.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation of equipment, which includes amortization of equipment capitalized under lease obligations, is computed using the straight-line method over the estimated useful lives of the respective assets assuming no salvage values as follows:

Vehicles and equipment................................   3 to 12 years
Buildings.............................................  25 to 30 years

     Expenditures for major renewals are capitalized, and expenditures for routine maintenance and repairs are charged to expense as incurred.

     Capitalized landfill costs include expenditures for land and related airspace, permitting costs, preparation costs, and capitalized interest. Landfill permitting and preparation costs represent only direct costs related to these activities, including legal, engineering, construction of landfill improvements, cell development costs, and the direct costs of Company personnel dedicated for these purposes. Preparation costs for individual secure land disposal cells are recorded in property and equipment and amortized as the airspace is filled. Amortization rates are based on accounting estimates by management determined primarily from the results of engineering studies of the total estimated preparation cost expected to be incurred over the life of the related landfill. Landfill costs capitalized in 1997, 1996 and 1995 include capitalized interest of approximately $639,000, $481,000, and $0, respectively.

  INTANGIBLE ASSETS

     The cost over fair value of net assets of acquired businesses represents long-lived intangible assets including routes, tradenames and goodwill and is amortized on a straight-line method over periods not exceeding 40 years. Other intangible assets, substantially all of which are covenants not to compete and customer lists, are amortized on the straight-line method over their estimated lives, typically no more than 8 years. Amortization expense for fiscal years 1997, 1996, and 1995 related to intangible assets was

                        AMERICAN DISPOSAL SERVICES, INC.

approximately $3.0 million, $1.0 million, and $1.4 million, respectively. In 1995, the Company determined not to enforce certain covenants not to compete which arose from 1993 transactions. The net book value of such covenants of $505,000 was fully written-off and included in 1995 amortization expense.

     The Company continually evaluates the value and future benefits of its intangibles. The Company assesses recoverability from future operations using income from operations of the related acquired business as a measure. Under this approach, the carrying value would be reduced if it becomes probable that the Company's best estimate for expected future cash flows of the related business would be less than the carrying amount of the intangible over the remaining amortization period. For the three year period ended December 31, 1997, there were no adjustments to the carrying amounts of intangibles resulting from these evaluations.

  DEFERRED ACQUISITION COSTS

     The Company capitalizes engineering, legal, accounting, and other direct costs paid to outside parties that are incurred in connection with potential acquisitions. The Company, however, routinely evaluates such capitalized costs and charges to expense those relating to abandoned acquisition candidates. Indirect acquisition costs, such as executive salaries, general corporate overhead, and other corporate services are expensed as incurred. Net deferred acquisition costs, included in other intangible assets, were approximately $478,000 and $545,000 at December 31, 1997 and 1996, respectively.

  ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     Accrued environmental and landfill costs represent landfill accruals which are provided for environmental compliance costs and closure and post-closure costs. These accruals are based on accounting estimates by management determined primarily from the results of engineering studies and reviews and on interpretation of the technical standards of the Environmental Protection Agency's Subtitle D regulations, or the approved state counterpart, and recently promulgated air emissions standards under the Clean Air Act, as they apply on a state-by-state basis. The Company typically provides accruals for these costs as permitted airspace of such facilities is consumed. Closure and post-closure monitoring and maintenance costs represent the costs related to cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes. Certain of these accrued environmental and landfill costs, principally capping, leachate collection and removal, and methane gas control and recovery, are operating and maintenance costs to be incurred during the 30-year period after the facility closes, but are accrued during the operating life of the site in accordance with the landfill operation requirements of Subtitle D and the EPA's recently promulgated air emissions standards. An environmental and landfill cost accrual is provided as a liability assumed for purchased landfill operations based on permitted airspace consumed prior to the acquisition date and is included in the purchase price allocation (see Note 3). The Company has estimated that, as of December 31, 1997, post-closure expenses, including cap maintenance, groundwater monitoring, methane gas control and recovery and leachate treatment/disposal for up to 30 years after closure in certain cases, will approximate $17.3 million. In addition, the Company has estimated that, as of December 31, 1997, closure costs expected to occur during the operating lives of these facilities will approximate $54.4 million. These accruals are reviewed by management periodically and revised prospectively for any significant changes in future cost estimates.

  INCOME TAXES

     Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                        AMERICAN DISPOSAL SERVICES, INC.

  REVENUE RECOGNITION

     Landfill revenues are recorded at the date of actual waste disposal. Revenues billed prior to the performance of services are deferred and recorded as income in the period in which the related services are rendered, generally over a three-month period.

  ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising costs for fiscal years 1997, 1996 and 1995 were approximately $438,000, $181,000, and $84,000, respectively.

  EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128), which replaced the calculation of primary and fully diluted earnings per common share with basic and diluted earnings per common share. Unlike primary earnings per common share, basic earnings per common share excludes any dilutive effects of options, warrants and convertible securities. All earnings (loss) per common share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS 128 requirements (see Note 12). In restating earnings (loss) per common share to comply with the SFAS 128 requirements, the Company applied the recently issued Staff Accounting Bulletin No. 98 (SAB 98). As a result of applying the provisions of SAB 98, the Company has restated 1995 loss per common share to exclude the anti-dilutive effect of options and warrants granted within one year of the Company's initial public offering and with exercise prices below the initial public offering price of $9.00 per common share.

  EMPLOYEE STOCK OPTIONS

     The Company typically grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for such stock option grants in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Options Issued to Employees" (APB 25), and, accordingly, typically recognizes no compensation expense for these stock option grants.

  IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities." The SOP is effective for fiscal years beginning after December 15, 1996, and provides that environmental remediation liabilities should be accrued when the criteria of FAS 5, "Accounting for Contingencies," are met. Included in the SOP are benchmarks to aid in the determination of when such criteria are met and environmental liabilities should be recognized. The adoption of SOP 96-1 did not have a material effect on the Company's consolidated financial position, results of operation, or cash flows.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 will have no impact on the Company's consolidated financial position, results of operations, or cash flows.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also

                        AMERICAN DISPOSAL SERVICES, INC.

establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company has evaluated the disclosure requirements of SFAS No. 131 and believes that its adoption will have no material impact on its future disclosure requirements.

3.  ACQUISITIONS

     The acquisitions below have been accounted for using the purchase method of accounting and, accordingly, the results of their operations have been included in the Company's results of operations from their respective acquisition dates. The purchase prices have been allocated to the assets acquired and liabilities assumed based on their fair values at their respective acquisition dates with the residual allocated to cost over fair value of net assets acquired.

     During 1997 the Company acquired 28 non-hazardous solid waste businesses, consisting of 28 collection operations, seven transfer stations, four landfills, and two beneficial reuse facilities. During 1996 the Company acquired sixteen non-hazardous solid waste businesses, consisting of 16 collection operations and two transfer stations. As described in Note 1, the Company acquired three non-hazardous solid waste landfills and a solid waste collection operation (the Envirite Acquisition) during 1995.

     The Company has not completed its valuation of certain of its 1997 purchases and the purchase price allocations are subject to change when additional information concerning asset and liability valuations is completed.

     The purchase prices allocated to the net assets acquired are as follows (in thousands):

                                                        DECEMBER 31
                                               ------------------------------
                                                 1997       1996       1995
                                               --------    -------    -------
Property and equipment.......................  $ 74,472    $ 8,425    $62,288
Accounts receivable and inventory............     4,781        810      3,363
Other assets.................................     1,480        785      1,664
Cost over fair value of net assets
  acquired...................................   128,328     15,642      3,060
Total liabilities assumed....................    (5,424)      (633)    (8,174)
                                               --------    -------    -------
Total purchase price.........................  $203,637    $25,029    $62,201
                                               ========    =======    =======

     The Company has entered into certain acquisition agreements that include consideration that is issuable upon the resolution of certain contingent incentives available to the former owners of the acquired businesses. These contingencies are not recorded as liabilities or shown as outstanding securities unless the outcome of the contingency is determinable beyond reasonable doubt. The resolution of these contingencies could result in additional payments in cash or shares of Company common stock (see Note 12) through September 10, 2006. The additional cash payments are not expected to exceed $37,500,000.

                        AMERICAN DISPOSAL SERVICES, INC.

     The pro forma unaudited results of operations for the years ended December 31, 1997 and 1996, assuming each acquisition above and the public offerings (see
Note 1) had occurred on January 1, 1996, are as follows (in thousands, except per share data):

                                                              YEAR ENDED DECEMBER 31
                                                             -------------------------
                                                                1997           1996
                                                             -----------    ----------
Revenues.................................................    $   160,869    $  142,380
Operating income.........................................         24,424        18,269
Income before extraordinary item.........................         15,272        11,319
Net loss applicable to common stockholders...............         15,272        10,843
Pro forma basic earnings per common share:
  Income before extraordinary item.......................    $       .80    $      .64
  Extraordinary item.....................................             --          (.03)
                                                             -----------    ----------
  Net income.............................................    $       .80    $      .61
                                                             ===========    ==========
Pro forma weighted average common stock outstanding......     19,188,674    17,653,952
                                                             ===========    ==========
Pro forma diluted earnings per common share:
  Income before extraordinary item.......................    $       .77    $      .63
  Extraordinary item.....................................             --          (.03)
                                                             -----------    ----------
  Net income.............................................    $       .77    $      .60
                                                             ===========    ==========
Pro forma weighted average common stock and common stock
  equivalent shares outstanding..........................     19,833,665    18,021,839
                                                             ===========    ==========

     The pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 1996 nor are they necessarily indicative of future operating results.

4.  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows (in thousands):

                                                                    DECEMBER 31
                                                                --------------------
                                                                  1997        1996
                                                                --------    --------
Land........................................................    $ 18,229    $  5,417
Landfills...................................................     120,949      78,547
Buildings...................................................      16,014       3,285
Vehicles and equipment......................................      52,903      23,977
                                                                --------    --------
                                                                 208,095     111,226
Less: Accumulated depreciation and amortization.............     (33,755)    (17,534)
                                                                --------    --------
                                                                $174,340    $ 93,692
                                                                ========    ========

                        AMERICAN DISPOSAL SERVICES, INC.

5.  OBLIGATIONS

                                                                 DECEMBER 31
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Long-term debt:
  Acquisition loan, ING Capital Corporation.................  $19,666    $41,506
  Term loan, ING Capital Corporation........................       --     24,750
  Other borrowings, with interest rates ranging from 6.0% to
     11.0%..................................................    3,171      1,101
Capital lease obligations:
  Capital lease obligations with interest and principal due
     monthly through 1999, at various interest rates ranging
     from 9.50% to 9.75%, secured by equipment..............      311        660
                                                              -------    -------
                                                               23,148     68,017
Less: Current portion.......................................    2,360      2,572
                                                              -------    -------
Long-term obligations, net of current portion...............  $20,788    $65,445
                                                              =======    =======

     In May 1997, the Company increased the amount of its revolving credit and term loan facility (the "Credit Facility") with ING (U.S.) Capital Corporation from $125 million to $200 million. At that time, the Credit Facility provided the Company with a term loan of $60 million and a revolving credit facility of $140 million to be used for acquisitions (of which $20 million could be used for working capital and letter of credit purposes). In October 1997, the Company repaid its $60 million term loan with the proceeds of a public offering, and at December 31, 1997 maintains its $140 million revolving credit facility. The various loans and lines of credit under the Credit Facility bear interest at rates per annum equal to, at the Company's discretion, either: (i) the prime rate, plus an applicable margin; or (ii) the London Interbank Offered Rate ("LIBOR"), plus an applicable margin, and mature in 2002. As of December 31, 1997, the interest rates on the acquisition loan under the Credit Facility ranged from 7.00% to 8.50%. The Credit Facility is secured by substantially all of the assets of the Company. The Company's ability to use the acquisition facility is based upon a number of covenants, including the maintenance of specified debt to equity and fixed charge coverage ratios. At December 31, 1997 the Company was in compliance with the terms of these covenants. In connection with refinancings during 1996 and 1995, the Company recognized an extraordinary loss, net of income tax benefit, of $476,000 and $908,000, respectively, representing unamortized deferred debt issuance costs related to refinanced obligations.

     At December 31, 1997, maturities of obligations (excluding capital lease obligations) are as follows (in thousands):

1998.......................................................  $ 2,160
1999.......................................................      601
2000.......................................................      180
2001.......................................................      191
2002 and thereafter........................................   19,705
                                                             -------
                                                             $22,837
                                                             =======

                        AMERICAN DISPOSAL SERVICES, INC.

6.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                                 DECEMBER 31
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Deferred tax assets arising from:
  Net operating loss carryforwards..........................  $ 3,999    $ 2,938
  Closure and post-closure costs............................      240        421
  Amortization of intangibles...............................    1,059        881
  Other.....................................................      561         26
                                                              -------    -------
Total deferred tax assets...................................    5,859      4,266
Valuation allowance.........................................   (1,776)    (2,280)
                                                              -------    -------
Net deferred tax assets.....................................  $ 4,083    $ 1,986
                                                              =======    =======
Deferred tax liabilities arising from:
  Property and equipment....................................  $ 4,414    $ 2,855
  Amortization of intangibles and landfill..................    1,184        472
  Other.....................................................      501         75
                                                              -------    -------
          Total deferred tax liabilities....................  $ 6,099    $ 3,402
                                                              =======    =======
Net deferred tax liability..................................  $ 2,016    $ 1,416
                                                              =======    =======

     At December 31, 1997, the Company had net operating loss (NOL) carryforwards of approximately $10.5 million for federal income tax purposes that expire in years 2006 to 2011. The utilization of the NOL carryforwards is limited by future taxable earnings generated at the subsidiary level. The Company recorded a valuation allowance to reflect uncertainty as to the utilization of such NOL carryforwards for financial reporting purposes. The maximum annual utilization of such NOL carryforwards are limited under the Internal Revenue Code as a result of changes in ownership that have occurred.

     Significant components of income tax expense were as follows (in thousands):

                                                      YEAR ENDED DECEMBER 31
                                                      ----------------------
                                                       1997     1996    1995
                                                      ------    ----    ----
Current:
  Federal...........................................  $2,793    $ 99    $141
  State.............................................     138     (30)    144
                                                      ------    ----    ----
                                                       2,931      69     285
Deferred:
  Federal...........................................     553     146      38
  State.............................................      47      30       9
                                                      ------    ----    ----
                                                         600     176      47
                                                      ------    ----    ----
Total provision.....................................  $3,531    $245    $332
                                                      ======    ====    ====

                        AMERICAN DISPOSAL SERVICES, INC.

     A reconciliation from the statutory income tax rate to the effective income tax rate was as follows:

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                              1997     1996      1995
                                                              -----    -----    ------
Federal statutory income tax rate...........................  35.0%    34.0%    (34.0)%
Effect of:
  State taxes, net of federal tax effect....................   1.1       --       3.1
  Nondeductible goodwill....................................   1.9     15.5        --
  Net operating loss with no benefit........................    --       --      39.6
  Utilization of net operating loss carryforward............  (5.0)      --        --
  Other, net................................................   (.5)     3.8       1.6
                                                              ----     ----     -----
Effective tax rate..........................................  32.5%    53.3%     10.3%
                                                              ====     ====     =====

7.  RELATED PARTY TRANSACTIONS

     The Company had entered into a management agreement with a stockholder for certain services to be rendered to the Company in exchange for annual management fees. The management agreement was terminated in connection with the initial public offering during July 1996. Management fees of approximately $466,000 and $659,000 were incurred in 1996 and 1995, respectively. At December 31, 1995, the Company had a $12,500,000 unsecured note payable outstanding to a stockholder, which was issued on November 16, 1995 and was due November 16, 1996, bearing an annual interest rate of prime plus 3%. The Company repaid the note payable to the stockholder in May 1996. Interest expense relating to this note payable was approximately $621,000 and $180,000 in 1996 and 1995, respectively.

8.  COMMITMENTS AND CONTINGENCIES

  Environmental and Regulatory Requirements

     The business and activities of the Company are, and may become more, extensively regulated by, among others, the federal Environmental Protection Agency, the Department of Transportation, the Interstate Commerce Commission, and various state and local environmental and transportation regulatory authorities. The Company is subject to various statutes and regulations which include, but are not limited to, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, and numerous state and local laws and regulations. The full impact of these laws and regulations and the possible adoption of new statutes and regulations with respect to the Company's facilities and operations is uncertain and could have material adverse effects on the Company's business, results of operations, and financial condition in that the Company: (i) could be required to incur additional expenses in compliance efforts, (ii) might be unable to comply, forcing the Company to cease operations, and (iii) could incur additional liability for past operation(s) of acquired assets. These regulations may also impose restrictions on the Company's operations, such as limiting the expansion of disposal facilities, limiting or banning the disposal of out-of-state waste or certain other categories of waste, or mandating the disposal of local refuse.

     Although the Company believes it is in substantial compliance with current regulatory requirements, because of heightened political and public concern over environmental issues, companies in the waste disposal industry, including the Company, may become subject to judicial and administrative proceedings involving federal, state, or local agencies in the normal course of business.

     The Company has obtained some levels of pollution liability insurance covering certain claims for sudden or gradual onset environmental damage at its landfill sites. The Company carries a comprehensive general

                        AMERICAN DISPOSAL SERVICES, INC.

liability insurance policy which management considers adequate to protect its assets and operations from other risks.

     The Company also may be subject to claims for personal injury or property damage arising out of motor vehicle accidents involving its trucks. The Company currently carries insurance with policy limits which management believes to be sufficient to cover these risks. If the Company were to incur liabilities outside of or in excess of its insurance limits, its financial condition could be adversely affected.

     In connection with the Company's existing landfills, the Company has obtained financial assurance bonds for approximately $26.9 million at December 31, 1997, from a financial institution to provide financial assurance that closure and postclosure expenses will be met in the event that the Company is not able to fulfill its closure and postclosure obligations.

  CONTINGENT PAYMENTS RELATED TO ACQUISITIONS

     The Company has entered into certain acquisition agreements that include consideration that is issuable upon the resolution of certain contingent incentives available to the former owners of the acquired businesses. See Note 3 and Note 12 for further discussion.

  FUTURE MINIMUM LEASE PAYMENTS

     At December 31, 1997, future minimum lease payments under noncancelable lease obligations are as follows (in thousands):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1998........................................................   $224       $ 2,012
1999........................................................    111         1,521
2000........................................................     --         1,335
2001........................................................     --         1,295
2002 and thereafter.........................................     --         6,262
                                                               ----       -------
Total minimum payments......................................    335       $12,425
                                                                          =======
Less: Amount representing interest..........................     24
                                                               ----
Present value of net minimum lease payments.................   $311
                                                               ====

     Rental expense in 1997, 1996, and 1995 was approximately $1.8 million, $1.3 million and $793,000, respectively.

9.  RETIREMENT PLAN

     Effective January 1, 1996, the Company established a defined contribution retirement savings plan covering substantially all employees of the Company. Each participant may elect to defer a portion of annual compensation subject to certain limitations. The Company matches up to 50% of the first $1,000 of participant contributions to the plan. The Company's contributions for the years ended December 31, 1997 and 1996 were approximately $129,000 and $94,000, respectively.

10.  REDEEMABLE PREFERRED STOCK

     On March 28, 1995, the Company issued 1,950 shares of its Series A Preferred Stock and 46,550 warrants to purchase shares of common stock of the Company, for $1,950,000. The holder of the warrants had the right to purchase one common share for each warrant held at the exercise price of $.10 per share on or

                        AMERICAN DISPOSAL SERVICES, INC.

before December 31, 2002. The Company redeemed the outstanding preferred stock in May 1996, and paid any accrued dividends related to the preferred stock. The warrants were exercised in 1996.

11.  STOCKHOLDERS' EQUITY

  STOCK OPTIONS

     The Company's Board of Directors adopted the American Disposal Services, Inc. 1996 Stock Option Plan effective January 1, 1996. The plan permits grants of options up to an aggregate of 1,600,000 shares of common stock to employees and certain consultants of the Company, on such terms as the Company's compensation committee (or a stock option subcommittee thereof) determines. During 1997, the Company's stockholders approved an increase in the aggregate number of shares available for grant under the plan from 1,100,000 shares to 1,600,000 shares. Options granted under the plan as of January 1, 1996 replaced existing stock options granted by ADS and County in connection with the Exchange. The stock options vest over three and five year periods and are exercisable over a ten year period from the original grant dates. All vesting is subject to acceleration under specified circumstances.

     Options to purchase an aggregate of 63,601 shares were granted outside the plan to a former employee and were fully vested as of January 1, 1996. Such shares have an exercise price of $7.17 per share, increasing at 25% per annum from the date of original grant of the ADS stock options they replace.

     A summary of stock option information follows:

                               1997                    1996                   1995
                       ---------------------    -------------------    -------------------
                                    WEIGHTED               WEIGHTED               WEIGHTED
                                    AVERAGE                AVERAGE                AVERAGE
                                    EXERCISE               EXERCISE               EXERCISE
                        OPTIONS      PRICE      OPTIONS     PRICE      OPTIONS     PRICE
                       ---------    --------    -------    --------    -------    --------
Outstanding at
  beginning of
  year...............    934,914     $ 7.47     869,617     $7.36      186,444     $7.17
  Granted............    476,735      21.29      68,270      9.00      683,173      7.41
  Exercised..........    (49,793)     10.86        (467)     7.17           --        --
  Forfeited..........     (9,286)     12.98      (2,506)     7.64           --        --
                       ---------     ------     -------     -----      -------     -----
Outstanding at end of
  year...............  1,352,570     $12.58     934,914     $7.47      869,617     $7.36
                       =========     ======     =======     =====      =======     =====
Exercisable at end of
  year...............    620,585                434,553                105,223
Available future
  grant..............    260,771                228,220                293,984
Weighted average
  value of options
  granted during the
  year...............                $10.75                 $4.33                  $1.88

     Options outstanding and exercisable as of December 31, 1997 by price range:

                                             OUTSTANDING                     EXERCISABLE
                                 ------------------------------------    -------------------
                                              WEIGHTED       WEIGHTED               WEIGHTED
                                               AVERAGE       AVERAGE                AVERAGE
                                              REMAINING      EXERCISE               EXERCISE
                                 SHARES     LIFE IN YEARS     PRICE      SHARES      PRICE
                                 -------    -------------    --------    -------    --------
Range of exercise prices
$7.17 -- $9.00.................  858,205         7.4          $ 7.48     596,653     $ 7.42
$17.25 -- $17.50...............  282,431         9.2           17.36          --         --
$21.67 -- $29.63...............  211,934         9.2           26.84      23,932      22.97

                        AMERICAN DISPOSAL SERVICES, INC.

     The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123), requires use of option valuation models that were not developed for use in valuing stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Disclosure of pro forma information regarding net income (loss) and net income (loss) per common share is required by SFAS 123, and has been determined as if the Company had accounted for its stock options granted in 1997, 1996, and 1995 using SFAS 123. The options granted in 1997 and 1996 were valued using the Black-Scholes option pricing model. The options granted in 1995, as a non-public company, were valued using the minimum value method. The Black-Scholes option valuation model requires the input of highly subjective assumptions and, because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the model cannot necessarily provide a single measure of the fair value of its stock options. The following assumptions were utilized in the valuation:

                                                          DECEMBER 31,
                                                  -----------------------------
                                                   1997       1996       1995
                                                  -------    -------    -------
Risk-free interest rate.........................     6.31%      6.65%      5.85%
Expected dividend yield.........................       --         --         --
Expected stock price volatility.................     48.9%      44.4%       n/a
Expected life of options........................  5 years    5 years    5 years

     Had compensation cost for the Company's stock options granted in 1997 and 1996 been determined based on the fair value at the dates of grants, the Company's net income (loss) and net income (loss) per common share would have been as follows on a pro forma basis (in thousands, except per share data):

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1997     1996      1995
                                                   ------    -----    -------
Net income (loss) applicable to     As reported    $7,341    $(370)   $(3,743)
  common stockholders               Pro forma       5,998     (687)    (3,807)
Basic earnings (loss) per common    As reported       .56     (.05)     (1.12)
  share                             Pro forma         .46     (.10)     (1.14)
Diluted earnings (loss) per common  As reported       .53     (.05)     (1.12)
  share                             Pro forma         .43     (.09)     (1.14)

     The pro forma effect for 1997, 1996, and 1995 is not representative of the pro forma effect in future years as the pro forma disclosures reflect only the fair value of stock options granted in 1997, 1996, and 1995 and do not reflect the fair value of outstanding options granted prior to 1995.

  STOCK WARRANTS

     In connection with obtaining various credit agreements, the Company issued warrants to purchase 168,905 shares of common stock with exercise prices ranging from $4.72 to $7.41 per share. The Company recorded the fair value of the warrants as a component of equity and recognized debt issuance cost of $106,666. The warrants expire 10 years from date of issuance. On November 13, 1997 warrant certificates representing 26,137 shares with an exercise price of $7.17 per share and 45,193 shares with an exercise price of $4.72 per share were exercised on a cashless basis. On January 9, 1998 warrant certificates representing 48,787 shares with an exercise price of $7.41 per share were exercised on a cashless basis.

                        AMERICAN DISPOSAL SERVICES, INC.

  PREFERRED STOCK

     In connection with the Exchange, 5,000,000 shares of new preferred stock of the Company were authorized with none issued at December 31, 1997 and 1996.

12.  EARNINGS PER SHARE

     The following table sets forth the computation of earnings (loss) per common share (in thousands, except per share data):

                                                        YEAR ENDED DECEMBER 31
                                                ---------------------------------------
                                                   1997           1996          1995
                                                -----------    ----------    ----------
Numerator:
  Net income (loss) applicable to common
     stockholders.............................  $     7,341    $     (370)   $   (3,743)
                                                ===========    ==========    ==========
Denominator:
  Denominator for basic earnings per common
     share -- weighted-average shares.........   13,177,346     7,063,928     3,340,512
  Effect of dilutive securities:
     Stock option and warrants................      644,991       401,122            --
                                                -----------    ----------    ----------
  Denominator for diluted earnings per common
     share -- adjusted weighted-average shares
     and assumed conversions..................   13,822,337     7,465,050     3,340,512
                                                ===========    ==========    ==========
Basic earnings per common share...............  $       .56    $     (.05)   $    (1.12)
Diluted earnings per common share.............          .53          (.05)        (1.12)

     Options to purchase 171,500, 13,502, and 3,000 shares of common stock at $27.13, $29.63, and $29.00, respectively, were outstanding during 1997, but were not included in the computation of diluted earnings per common share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

     Under one of the Company's acquisition agreements, if certain revenue goals are met by the former owner of the acquired business, the Company is obligated to deliver up to 115,000 additional shares of common stock to the former owner. No portion of the 115,000 additional shares are included in the computation of diluted earnings per common share in 1997 because none of the revenue goals have been met as of December 31, 1997. Under another acquisition agreement, if certain contracts are obtained or waste volume goals are met by the former owner of the acquired business, the Company is obligated to deliver additional shares of stock to the former owner. As the amount of shares are to be determined using a future share price, it is not possible to estimate the amount of shares that could be delivered by the Company. The value of additional shares to be issued is not expected to exceed $12,500,000. No additional shares are included in the computation of diluted earnings per common share in 1997 because the contracts have not been obtained and waste volume goals have not been met as of December 31, 1997.

     Subsequent to December 31, 1997, the Company has issued 1,304,444 additional shares of common stock in conjunction with subsequent acquisitions and the exercise of warrants and stock options.

13.  SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Company has acquired twelve solid waste companies. On January 5, 1998, the Company acquired all of the outstanding stock of R.C. Miller Enterprises, Inc.

                        AMERICAN DISPOSAL SERVICES, INC.

(R.C. Miller). The Company's acquisition of R.C. Miller represents the substantial majority of the net assets of companies acquired subsequent to December 31, 1997.

14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for 1997 and 1996 is as follows (in thousands, except per share data):

                                               FIRST    SECOND     THIRD    FOURTH
                                              QUARTER   QUARTER   QUARTER   QUARTER    TOTAL
                                              -------   -------   -------   -------   --------
1997
--------------------------------------------
Net sales...................................  $18,511   $27,763   $35,373   $39,716   $121,363
Gross profit................................    8,619    12,575    16,039    18,183     55,416
Net income..................................      446     1,236     2,515     3,144      7,341
Basic earnings per common share.............      .05       .11       .18       .17        .56
Diluted earnings per common share...........      .05       .10       .17       .17        .53
1996
--------------------------------------------
Net sales...................................  $11,724   $13,453   $15,122   $16,505   $ 56,804
Gross profit................................    5,616     6,391     7,022     7,399     26,428
Net income (loss) before extraordinary
  item......................................     (479)     (199)      227       557        106
Net income (loss) applicable to common
  stockholders..............................     (479)     (675)      227       557       (370)
Basic earnings (loss) per common share
  before extraordinary item.................     (.08)     (.04)      .03       .06        .02
Diluted earnings (loss) per common share
  before extraordinary item.................     (.08)     (.04)      .03       .06        .01
Basic and diluted earnings (loss) per common
  share.....................................     (.08)     (.12)      .03       .06       (.05)

---------------
Note: Earnings per common share have been restated to comply with SFAS No. 128.
      The earnings per common share computation for the year is a separate, annual calculation. Accordingly, the sum of the quarterly earnings per common share amounts do not necessarily equal the earnings per common share amounts for the year.

                        AMERICAN DISPOSAL SERVICES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)

                                                               JUNE 30,      DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 21,268        $  2,426
  Restricted cash held in escrow............................      1,499             337
  Trade receivables, net....................................     29,687          23,052
  Prepaid expenses and other current assets.................      3,569           2,695
                                                               --------        --------
Total current assets........................................     56,023          28,510
Property, plant, and equipment, net.........................    195,994         174,340
Other assets:
  Cost over fair value of net assets of acquired businesses,
     net of accumulated amortization of $6,535 and $3,635...    296,351         157,304
  Other assets..............................................     11,541          12,870
                                                               --------        --------
                                                               $559,909        $373,024
                                                               ========        ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  9,638        $  6,361
  Accrued liabilities.......................................     19,093          13,283
  Deferred revenues.........................................      7,035           5,785
  Current portion of long-term debt and capital lease
     obligations............................................      3,255           2,360
                                                               --------        --------
Total current liabilities...................................     39,021          27,789
Long-term debt and capital lease obligations, net of current
  portion...................................................      1,281          20,788
  Accrued environmental and landfill costs..................     12,878          12,450
Deferred income taxes.......................................      2,577           2,577
Other long-term liabilities.................................     15,844          12,045
Total stockholders' equity (24,351,888 and 19,323,100 shares
  of common stock issued and outstanding)...................    488,308         297,375
                                                               --------        --------
                                                               $559,909        $373,024
                                                               ========        ========

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in Thousands, Except per Share Data)
                                  (Unaudited)

                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                           JUNE 30,              JUNE 30,
                                                      ------------------    ------------------
                                                       1998       1997       1998       1997
                                                      -------    -------    -------    -------
Revenues............................................  $52,625    $27,763    $97,655    $46,274
Cost of operations..................................   29,393     15,188     54,159     25,080
Selling, general and administrative expenses........    5,903      3,672     11,111      6,357
Depreciation and amortization.......................    7,561      5,272     14,484      9,056
                                                      -------    -------    -------    -------
  Operating income..................................    9,768      3,631     17,901      5,781
Net interest income (expense).......................      137     (1,906)      (743)    (3,458)
Other income........................................      144         88        227        109
                                                      -------    -------    -------    -------
  Income before income taxes........................   10,049      1,813     17,385      2,432
Income tax expense..................................    3,919        577      6,780        750
                                                      -------    -------    -------    -------
  Net income........................................  $ 6,130    $ 1,236    $10,605    $ 1,682
                                                      =======    =======    =======    =======
BASIC EARNINGS PER COMMON SHARE.....................  $  0.27    $  0.11    $  0.49    $  0.16
                                                      =======    =======    =======    =======
DILUTED EARNINGS PER COMMON SHARE...................  $  0.26    $  0.10    $  0.47    $  0.16
                                                      =======    =======    =======    =======

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Dollars in Thousands -- Unaudited)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
OPERATING ACTIVITIES:
Net income..................................................  $ 10,605    $  1,682
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................    14,484       9,056
  Provision for environmental and landfill costs............       282         263
  Gain on sale of fixed assets..............................      (209)        (13)
  Changes in operating assets and liabilities, net of
     effects from acquisitions:
     Trade receivables......................................    (4,051)     (5,112)
     Prepaid expenses and other assets......................      (500)     (2,559)
     Accounts payable, accrued liabilities and accrued
      environmental and landfill costs......................       910       2,093
     Deferred revenue.......................................       754         908
     Other long term liabilities............................     3,799          --
                                                              --------    --------
Net cash provided by operating activities...................    26,074       6,318
                                                              --------    --------
INVESTING ACTIVITIES:
  Capital expenditures......................................   (14,944)     (9,416)
  Cost of acquisitions......................................   (39,658)    (60,607)
                                                              --------    --------
Net cash used in investing activities.......................   (54,602)    (70,023)
                                                              --------    --------
FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock................    71,423      70,093
  Exercise of common stock options..........................     1,355           1
  Proceeds from issuance of long-term debt..................    21,926      68,348
  Repayments of indebtedness................................   (47,334)    (73,899)
  Debt issuance costs.......................................        --        (973)
                                                              --------    --------
Net cash provided by financing activities...................    47,370      63,570
                                                              --------    --------
Net increase (decrease) in cash and cash equivalents........    18,842        (135)
Cash and cash equivalents, at beginning of period...........     2,426       2,301
                                                              --------    --------
Cash and cash equivalents, at end of period.................  $ 21,268    $  2,166
                                                              ========    ========
NONCASH ACTIVITIES:
Issuance of common stock for certain acquisitions...........  $107,550    $     --
Issuance of notes payable for certain acquisitions..........        --       2,598
Consideration held back or held in escrow for certain
  acquisitions..............................................     4,637       5,005

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

1.  FORMATION AND BASIS OF PRESENTATION

     American Disposal Services, Inc. (the "Company") is a regional, integrated, non-hazardous solid waste services company that provides solid waste collection, transfer and disposal services primarily in the Midwest and in the Northeast.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998. These financial statements should be read in conjunction with the consolidated financial statements, including the notes thereto, for the fiscal year ended December 31, 1997 included in the Company's Annual Report on Form 10-K/A.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  ENVIRONMENTAL MATTERS

     See the Company's Annual Report on Form 10-K/A for a description of environmental matters.

3.  EARNINGS PER SHARE

     The following table sets forth the computation of earnings per common share (dollars in thousands):

                                            THREE MONTHS ENDED             SIX MONTHS ENDED
                                                 JUNE 30,                      JUNE 30,
                                        --------------------------    --------------------------
                                           1998           1997           1998           1997
                                        -----------    -----------    -----------    -----------
Numerator:
  Net income..........................  $     6,130    $     1,236    $    10,605    $     1,682
                                        ===========    ===========    ===========    ===========
Denominator:
  Denominator for basic earnings per
     common share-weighted average
     shares outstanding...............   22,856,152     11,531,842     21,709,012     10,209,494
  Effect of dilutive securities:
     Stock options and warrants.......      887,445        538,668        888,296        509,933
                                        -----------    -----------    -----------    -----------
  Denominator for diluted earnings per
     common share-adjusted weighted
     average shares and assumed
     conversions......................   23,743,597     12,070,510     22,597,308     10,719,427
                                        ===========    ===========    ===========    ===========

4.  PUBLIC OFFERINGS

     In May 1997, the Company issued 4,600,000 shares of common stock at $16.50 per share in a public offering. Proceeds from the offering, net of underwriting commissions and related expenses, were $70.1 mil-

                        AMERICAN DISPOSAL SERVICES, INC.

lion. The offering proceeds were used to finance acquisitions and pay down a portion of the Company's Credit Facility.

     In October 1997, the Company completed a public offering of 6,837,000 shares of common stock at $30.50 per share. Of the 6,837,000 shares, 4,325,000 shares were issued and sold by the Company and 2,512,000 shares were sold by selling stockholders. Proceeds to the Company from the offering, net of underwriting commissions and related expenses, were $123.8 million. The offering proceeds were used to finance acquisitions and pay down a portion of the Company's Credit Facility.

     In April 1998, the Company completed a public offering of 4,600,000 shares of common stock of which approximately 2.1 million were issued and sold by the Company and approximately 2.5 million were sold by certain selling stockholders, at $36.50 per share. This resulted in net proceeds to the Company of approximately $71.4 million. A portion of the offering proceeds were used to pay down the Company's Credit Facility and the balance will be used to fund future acquisitions.

5.  ACQUISITIONS

     The acquisitions below have been accounted for using the purchase method of accounting and, accordingly, the results of their operations have been included in the Company's results of operations from their respective acquisition dates. The purchase prices have been allocated to the assets acquired and liabilities assumed based on their fair values at their respective acquisition dates with the residual allocated to cost over fair value of net assets acquired.

     During the first six months of 1998, the Company acquired 21 non-hazardous solid waste businesses, consisting of 21 hauling companies and 3 transfer stations. During 1997, the Company acquired 28 non-hazardous solid waste businesses, consisting of 28 collection operations, seven transfer stations, four landfills, and two beneficial reuse facilities.

     The Company has not completed its valuation of certain of its 1998 and 1997 purchases and the purchase price allocations may be subject to change when additional information concerning asset and liability valuations is completed.

     The pro forma unaudited results of operations for the three and six months ended June 30, 1998 and 1997, assuming each acquisition and the public offerings in footnote 4 (above) had occurred on January 1, 1997, are as follows (dollars in thousands, except per share data):

                                            THREE MONTHS ENDED             SIX MONTHS ENDED
                                                 JUNE 30,                      JUNE 30,
                                        --------------------------    --------------------------
                                           1998           1997           1998           1997
                                        -----------    -----------    -----------    -----------
Revenues..............................  $    57,212    $    56,821    $   109,409    $   105,853
Operating income......................       10,158          7,285         18,898         13,847
Net income............................        6,339          4,725         11,594          8,943
Proforma net income per diluted share
  of      common stock................         0.25           0.19           0.46           0.36
Weighted average common stock
  outstanding, assuming dilution......   25,287,202     24,775,250     25,239,383     24,746,491

     The proforma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 1997 nor are they necessarily indicative of future operating results.

                        AMERICAN DISPOSAL SERVICES, INC.

6.  SEASONALITY

     The Company's revenues tend to be somewhat lower in the winter months. This is primarily attributable to the fact that: (i) the volume of waste relating to construction and demolition activities tends to increase in the spring and summer months; and (ii) the volume of industrial and residential waste in the regions where the Company operates tends to decrease during the winter months. In addition, particularly harsh weather conditions may delay the development of landfill capacity and otherwise result in the temporary suspension of certain of the Company's operations and could materially adversely affect the Company's overall business, financial condition and results of operations.

7.  SUBSEQUENT EVENT

     The Company and Allied Waste Industries, Inc. ("Allied") entered into a definitive merger agreement on August 10, 1998. Under the terms of the agreement, the Company's shareholders will receive 1.65 shares of Allied common stock for each share of the Company's common stock. Allied anticipates issuing approximately 40.7 million shares in the transaction, based on the closing price of its common stock on August 10, 1998. The merger is expected to be completed in the fourth quarter 1998.

       ALLIED WASTE INDUSTRIES, INC. AND AMERICAN DISPOSAL SERVICES, INC.

                          COMBINED UNAUDITED PRO FORMA
                         CONDENSED FINANCIAL STATEMENTS

     The following combined unaudited pro forma condensed financial statements at June 30, 1998 and for the six months ended June 30, 1998 and years ended December 31, 1997, 1996 and 1995 are based upon the historical consolidated financial statements of Allied Waste Industries, Inc. ("Allied Waste"), as restated for the 1998 acquisition accounted for using the pooling-of-interests method for business combinations, and of American Disposal Services, Inc. ("American") and should be read in conjunction with those consolidated financial statements and related notes. Such financial statements, as previously filed with the Securities and Exchange Commission under the Exchange Act, are included elsewhere herein. These combined unaudited pro forma condensed financial statements give effect to the merger of AWIN II Acquisition Corporation with and into American pursuant to the Agreement and Plan of Merger dated as of August 10, 1998 (the "Merger") by combining the results of operations of Allied Waste and American using the "pooling-of-interests" method of accounting as if the companies had been combined since their inception. These combined unaudited pro forma condensed financial statements are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results.

     The unaudited supplemental pro forma condensed financial statement for the year ended December 31, 1997 for Allied Waste is based upon the historical consolidated financial statements of Allied Waste as restated for the 1998 acquisitions accounted for using the pooling-of-interest method for business combinations and should be read in connection with those consolidated financial statements and related notes, which are included elsewhere herein. The Allied Waste unaudited supplemental pro forma condensed statement of operations gives effect to the Allied Waste issuance of 16.3 million common shares in September 1998 and the repayment of debt from the proceeds therefrom as if it had occurred on January 1, 1997.

     The unaudited supplemental pro forma financial statement for the year ended December 31, 1997 for American is based upon the historical consolidated financial statements of American and should be read in connection with those consolidated financial statements and related notes, which are included elsewhere herein. The American unaudited supplemental pro forma condensed statement of operations gives effect to: (i) the acquisition of Fred B. Barbara Companies, Liberty Disposal, Inc. and Evansville, Indiana Operations of Waste Management, Inc. (collectively the "American Significant Acquisitions") and (ii) the American issuance in May 1997 and October 1997 of common stock (collectively the "American Financings") and the repayment of debt from the proceeds therefrom as if the American Significant Acquisitions and American Financings had occurred on January 1, 1997.

                           ALLIED WASTE AND AMERICAN

              COMBINED UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                 JUNE 30, 1998

                                                                          PRO FORMA       COMBINED
ASSETS                                         ALLIED WASTE   AMERICAN   ADJUSTMENTS     PRO FORMA
------                                         ------------   --------   -----------     ----------
                                                (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)
Current assets:
  Cash and cash equivalents..................   $   14,494    $ 21,268    $ 45,397(a)    $   35,762
                                                                           (45,397)(d)
  Other current assets.......................      238,388      34,755          --          273,143
                                                ----------    --------    --------       ----------
     Total current assets....................      252,882      56,023          --          308,905
  Property and equipment, net................    1,424,986     195,994          --        1,620,980
  Goodwill, net..............................      915,479     296,351          --        1,211,830
  Other assets...............................       81,698      11,541                       93,239
                                                ----------    --------    --------       ----------
     Total assets............................   $2,675,045    $559,909    $     --       $3,234,954
                                                ==========    ========    ========       ==========
Liabilities and Stockholders' Equity:
  Current liabilities........................   $  229,152    $ 35,766    $(12,024)(c)   $  288,894
                                                                            36,000(b)
  Current portion of long-term debt..........       43,601       3,255          --           46,856
                                                ----------    --------    --------       ----------
     Total current liabilities...............      272,753      39,021      23,976          335,750
  Long-term debt, net of current portion.....    1,474,851       1,281     (45,397)(d)    1,430,735
  Other long-term liabilities................      271,258      31,299          --          302,557
  Stockholders' equity.......................      656,183     488,308      45,397(a)     1,165,912
                                                                           (36,000)(b)
                                                                            12,024(c)
                                                ----------    --------    --------       ----------
Total liabilities and stockholders' equity...   $2,675,045    $559,909    $     --       $3,234,954
                                                ==========    ========    ========       ==========

   See notes to combined unaudited pro forma condensed financial statements.

                           ALLIED WASTE AND AMERICAN

                     COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

                                               ALLIED WASTE     AMERICAN
                                                SIX MONTHS     SIX MONTHS
                                                  ENDED          ENDED
                                                 JUNE 30,       JUNE 30,      PRO FORMA     COMBINED
                                                   1998           1998       ADJUSTMENTS    PRO FORMA
                                               ------------    ----------    -----------    ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.....................................    $576,350       $97,655        $    --      $674,005
Costs and expenses:
  Cost of operations.........................     320,370        54,159             --       374,529
  Selling, general and administrative........      56,296        11,111             --        67,407
  Depreciation and amortization..............      68,768        14,484             --        83,252
  Acquisition related and non-recurring
     costs...................................      45,143            --             --        45,143
                                                 --------       -------        -------      --------
Operating income.............................      85,773        17,901             --       103,674
  Interest expense...........................      41,451           743         (1,612)(a)    40,582
  Interest income............................      (1,167)           --             --        (1,167)
  Other income, net..........................          --          (227)            --          (227)
                                                 --------       -------        -------      --------
Income before income taxes...................      45,489        17,385          1,612        64,486
Income tax expense...........................      26,611         6,780            645        34,036
                                                 --------       -------        -------      --------
Net income available to common shareholders
  before extraordinary items.................    $ 18,878       $10,605        $   967      $ 30,450
                                                 ========       =======        =======      ========
Earnings per common share before
  extraordinary items........................    $   0.15                                   $   0.17
                                                 ========                                   ========
Weighted average number of common and common
  equivalent shares outstanding..............     128,380                                    176,344
                                                 ========                                   ========

   See notes to combined unaudited pro forma condensed financial statements.

                           ALLIED WASTE AND AMERICAN

                     COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

                                           ALLIED WASTE      AMERICAN
                                           SUPPLEMENTAL    SUPPLEMENTAL
                                            PRO FORMA       PRO FORMA
                                            YEAR ENDED      YEAR ENDED
                                           DECEMBER 31,    DECEMBER 31,     PRO FORMA       COMBINED
                                               1997            1997        ADJUSTMENTS     PRO FORMA
                                           ------------    ------------    -----------    ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.................................   $1,098,529       $140,889       $     --       $1,239,418
Costs and expenses:
  Cost of operations.....................      630,932         76,513             --          707,445
  Selling, general and administrative....      129,841         18,806             --          148,647
  Depreciation and amortization..........      130,086         24,511             --          154,597
  Acquisition related and non-recurring
     costs...............................        5,010             --             --            5,010
                                            ----------       --------       --------       ----------
Operating income.........................      202,660         21,059             --          223,719
  Interest expense.......................       82,558          1,681         (3,405)(a)       80,834
  Interest income........................       (1,969)          (201)            --           (2,170)
  Other income, net......................       (1,076)          (274)            --           (1,350)
                                            ----------       --------       --------       ----------
Income before income taxes...............      123,147         19,853          3,405          146,405
Income tax expense.......................       42,784          6,933          1,362           51,079
                                            ----------       --------       --------       ----------
Net income before extraordinary items....       80,363         12,920          2,043           95,326
Preferred Dividends......................         (381)            --             --             (381)
                                            ----------       --------       --------       ----------
Income available to common shareholders
  before extraordinary items.............   $   79,982       $ 12,920       $  2,043       $   94,945
                                            ==========       ========       ========       ==========
Earnings per common share before
  extraordinary items....................   $     0.62                                     $     0.54
                                            ==========                                     ==========
Weighted average number of common and
  common equivalent shares outstanding...      128,820                                        176,784
                                            ==========                                     ==========

   See notes to combined unaudited pro forma condensed financial statements.

                           ALLIED WASTE AND AMERICAN

                     COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

                                           ALLIED WASTE      AMERICAN
                                            YEAR ENDED      YEAR ENDED
                                           DECEMBER 31,    DECEMBER 31,     PRO FORMA     COMBINED
                                               1996            1996        ADJUSTMENTS    PRO FORMA
                                           ------------    ------------    -----------    ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.................................    $489,019        $56,804         $    --      $545,823
Costs and expenses:
  Cost of operations.....................     310,790         30,376              --       341,166
  Selling, general and administrative....      73,573          8,328              --        81,901
  Depreciation and amortization..........      50,110         12,334              --        62,444
  Acquisition related and non-recurring
     costs...............................      96,508             --              --        96,508
                                             --------        -------         -------      --------
Operating income (loss)..................     (41,962)         5,766              --       (36,196)
  Interest expense.......................      14,264          5,745          (4,596)(a)    15,413
  Interest income........................      (2,219)          (260)             --        (2,479)
  Other income, net......................          --           (179)             --          (179)
                                             --------        -------         -------      --------
Income (loss) before income taxes........     (54,007)           460           4,596       (48,951)
Income tax expense (benefit).............         109            245           1,838         2,192
                                             --------        -------         -------      --------
Net income (loss) before extraordinary
  items..................................     (54,116)           215           2,758       (51,143)
Preferred dividends......................      (1,073)          (109)             --        (1,182)
                                             --------        -------         -------      --------
Loss available to common shareholders
  before extraordinary items.............    $(55,189)       $   106         $ 2,758      $(52,325)
                                             ========        =======         =======      ========
Loss per common share before
  extraordinary items....................    $  (0.68)                                    $  (0.40)
                                             ========                                     ========
Weighted average number of common and
  common equivalent shares outstanding...      81,442                                      129,406
                                             ========                                     ========

   See notes to combined unaudited pro forma condensed financial statements.

                           ALLIED WASTE AND AMERICAN

                     COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

                                             ALLIED WASTE      AMERICAN
                                              YEAR ENDED      YEAR ENDED
                                             DECEMBER 31,    DECEMBER 31,     PRO FORMA     COMBINED
                                                 1995            1995        ADJUSTMENTS    PRO FORMA
                                             ------------    ------------    -----------    ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues...................................    $461,841        $30,004         $    --      $491,845
Costs and expenses:
  Cost of operations.......................     293,324         17,286              --       310,610
  Selling, general and administrative......      67,203          5,882              --        73,085
  Depreciation and amortization............      44,219          6,308              --        50,527
  Acquisition related and non-recurring
     costs.................................       1,531             --              --         1,531
                                               --------        -------         -------      --------
Operating income...........................      55,564            528              --        56,092
  Interest expense.........................      16,486          3,030          (4,199)(a)    15,317
  Interest income..........................        (735)          (189)             --          (924)
                                               --------        -------         -------      --------
Income (loss) before income taxes..........      39,813         (2,313)          4,199        41,699
Income tax expense.........................      10,571            332           1,680        12,583
                                               --------        -------         -------      --------
Net income (loss) before extraordinary
  items....................................      29,242         (2,645)          2,519        29,116
Preferred dividends........................      (4,070)          (190)             --        (4,260)
Conversion fee on equity securities
  converted................................      (2,151)            --              --        (2,151)
                                               --------        -------         -------      --------
Income available to common shareholders
  before extraordinary items...............    $ 23,021        $(2,835)        $ 2,519      $ 22,705
                                               ========        =======         =======      ========
Earnings per common share before
  extraordinary items......................    $   0.35                                     $   0.20
                                               ========                                     ========
Weighted average number of common and
  common equivalent shares outstanding.....      67,762                                      115,726
                                               ========                                     ========

   See notes to combined unaudited pro forma condensed financial statements.

                                  ALLIED WASTE

                   UNAUDITED SUPPLEMENTAL PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

                                                          RESTATED
                                                        ALLIED WASTE                    ALLIED
                                                         YEAR ENDED      ALLIED         WASTE
                                                        DECEMBER 31,      WASTE      SUPPLEMENTAL
                                                            1997        FINANCING     PRO FORMA
                                                        ------------    ---------    ------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues..............................................   $1,098,529           --      $1,098,529
Costs and expenses:
  Cost of operations..................................      630,932           --         630,932
  Selling, general and administrative.................      129,841           --         129,841
  Depreciation and amortization.......................      130,086           --         130,086
  Acquisition related and non-recurring costs.........        5,010           --           5,010
                                                         ----------     --------      ----------
Operating income......................................      202,660           --         202,660
  Interest expense....................................       98,005      (15,447)(b)      82,558
  Interest income.....................................       (1,969)          --          (1,969)
  Other income, net...................................       (1,076)          --          (1,076)
                                                         ----------     --------      ----------
Income before income taxes............................      107,700       15,447         123,147
Income tax expense....................................       36,605        6,179          42,784
                                                         ----------     --------      ----------
Net income before extraordinary items.................       71,095        9,268          80,363
Preferred Dividends...................................         (381)          --            (381)
                                                         ----------     --------      ----------
Income available to common shareholders before
  extraordinary items.................................   $   70,714     $  9,268      $   79,982
                                                         ==========     ========      ==========
Earnings per common share before extraordinary
  items...............................................   $     0.62                   $     0.62
                                                         ==========                   ==========
Weighted average number of common and common
  equivalent shares outstanding.......................      114,937                      128,820
                                                         ==========                   ==========

   See notes to combined unaudited pro forma condensed financial statements.

                                    AMERICAN

                   UNAUDITED SUPPLEMENTAL PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

                                             AMERICAN
                                            YEAR ENDED        AMERICAN        PRO FORMA       AMERICAN
                                           DECEMBER 31,      SIGNIFICANT       AMERICAN     SUPPLEMENTAL
                                               1997        ACQUISITIONS(D)    FINANCINGS     PRO FORMA
                                           ------------    ---------------    ----------    ------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.................................    $121,363          $19,526         $    --        $140,889
Costs and expenses:
  Cost of operations.....................      65,947           10,566              --          76,513
  Selling, general and administrative....      16,821            1,985              --          18,806
  Depreciation and amortization..........      21,975            2,536              --          24,511
                                             --------          -------         -------        --------
Operating income.........................      16,620            4,439              --          21,059
  Interest expense.......................       6,223               --          (4,542)(c)       1,681
  Interest income........................        (201)              --              --            (201)
  Other income, net......................        (274)              --              --            (274)
                                             --------          -------         -------        --------
Income before income taxes...............      10,872            4,439           4,542          19,853
Income tax expense.......................       3,531            1,631           1,771           6,933
                                             --------          -------         -------        --------
Net income before extraordinary items....    $  7,341          $ 2,808         $ 2,771        $ 12,920
                                             ========          =======         =======        ========
Earnings per common share before
  extraordinary items....................    $   0.53                                         $   0.67
                                             ========                                         ========
Weighted average number of common and
  common equivalent shares outstanding...      13,822                                           19,363
                                             ========                                         ========

   See notes to combined unaudited pro forma condensed financial statements.

                           ALLIED WASTE AND AMERICAN

                NOTES TO COMBINED UNAUDITED PRO FORMA CONDENSED
                              FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The combined unaudited pro forma condensed financial statements assume the issuance of Allied Waste Common Stock in exchange for all outstanding American Common Stock. Such financial statements also assume that the Merger will be accounted for using the pooling-of-interests method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling-of-interests method of accounting assumes that the combining companies have been merged from their inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from their inception. Additionally, supplemental pro forma statements of operations for the year ended December 31, 1997 have been presented for each of Allied Waste and American to reflect acquisitions and financing transactions deemed to be significant to Allied Waste or American, respectively, during 1998 and 1997.

     Pursuant to the rules and regulations of the Securities and Exchange Commission, the combined unaudited pro forma condensed statements of operations exclude the results of operations associated with discontinued businesses, extraordinary items and cumulative effects of accounting changes. In addition, the combined unaudited pro forma condensed balance sheet includes an adjustment for estimated non-recurring costs directly related to the Merger which are expected to be included in operations of Allied Waste within the twelve months succeeding the consummation of the Merger. Such costs are currently estimated to be approximately $36 million, net of income taxes.

     Certain reclassifications have been made to the historical financial statements of Allied Waste and American to conform to the pro forma presentation. Such reclassifications are not material to the combined unaudited pro forma condensed financial statements.

2.  PRO FORMA ADJUSTMENTS

     The pro forma adjustments reflected in the pro forma combined financial statements give effect to the following:

PRO FORMA COMBINED BALANCE SHEET

     (a) In connection with the Merger, it is anticipated that all outstanding options to purchase American Common Stock will be exercised in exchange for a number of shares of American Common Stock. The American Common Stock will then be exchanged for Allied Waste Common Stock in accordance with the Exchange Ratio. This adjustment reflects the cash received for the exercise price of the options.

     (b) Reflects the resulting reduction to stockholders' equity and increase in accrued liabilities for the estimated non-recurring costs of $36 million, net of income taxes, related to the Merger. Actual non-recurring merger costs may vary from such estimates.

     (c) To reflect the tax deduction for the compensation expense associated with the exercise of the stock options. The estimated resulting benefit of $12.0 million (40% of the estimated compensation expense of $30.1 million) is reflected as a reduction in accrued liabilities and as an increase in additional paid-in capital net of the par value of the stock issued.

     (d) To reflect the repayment of debt with the proceeds from the exercise of the options.

PRO FORMA COMBINED AND SUPPLEMENTAL STATEMENT OF OPERATIONS

     (a) To reflect the reduction of interest expense resulting from the repayment of approximately $45.4 million of indebtedness, with the proceeds from the exercise of the options discussed above, at interest rates of

9.25%, 10.125%, 7.5%, and 7.1% for the periods ended December 31, 1995, 1996,
1997 and June 30, 1998, respectively.

     (b) To reflect the reduction in interest expense related to the use of proceeds from Allied Waste's September 23, 1997 equity offering:

Net proceeds available to pay down Amended Bank Agreement...  $271,000
Average interest rate on Amended Bank Agreement.............       7.6%
                                                              --------
Annual reduction in interest expense........................  $ 20,596
                                                              --------
Reduction in interest expense through September 23, 1997....  $ 15,447
                                                              ========

     (c) To reflect the reduction in interest expense related to the use of proceeds from American's May 13, 1997 equity offering as follows:

Net offering proceeds.......................................  $ 70,093
Funding of Liberty Disposal acquisition.....................   (15,675)
Funding of WMX Evansville acquisition.......................   (29,228)
                                                              --------
Net proceeds available to pay down acquisition facility.....    25,190
Average 1997 interest rate on acquisition facility..........      8.25%
                                                              --------
Annual reduction in interest expense........................  $  2,078
                                                              --------
Reduction in interest expense through May 13, 1997..........  $    760
                                                              ========

     Reduction in interest expense to reflect the use of proceeds from American's October 23, 1997 equity offering as follows:

Net offering proceeds.......................................  $100,413
Funding of Fred B. Barbara Companies........................   (44,625)
                                                              --------
Net proceeds available to pay down acquisition facility.....    55,788
Average 1997 interest rate on acquisition facility..........      8.25%
                                                              --------
Annual reduction in interest expense........................  $  4,602
                                                              --------
Reduction in interest expense through October 27, 1997......  $  3,782
                                                              ========

     (d) Reflects the historical income statements for the following American significant acquisitions from January 1, 1997 through the dates of acquisition:

        Evansville, Indiana Operations of Waste Management,
        Inc. ..............................................April 1, 1997
        Liberty Disposal, Inc. .............................May 15, 1997
        Fred B. Barbara Companies......................September 3, 1997

     The historical income statements have been adjusted to reflect pro forma adjustments to present the companies as if they had been acquired on January 1, 1997.

3.  NET INCOME (LOSS) PER COMMON SHARE

     Pro forma net income (loss) per common share is calculated by dividing pro forma net income to common shareholders less dividend requirements on the Series C preferred stock, Series D preferred stock and 7% preferred stock by the pro forma weighted average common and common equivalent shares outstanding during the period. Pro forma weighted average common and common equivalent shares have been computed as follows (in thousands):

                                               SIX MONTHS       YEAR ENDED DECEMBER 31,
                                                  ENDED       ---------------------------
                                              JUNE 30, 1998    1997      1996      1995
                                              -------------   -------   -------   -------
Historical weighted average common shares...     124,293      107,123    81,442    60,636
Common stock equivalents --
  Stock options and warrants................       3,208        6,126        --     1,771
Effect of Series C preferred stock, assumed
  converted.................................          --           --        --       234
Effect of Series D preferred stock, assumed
  converted.................................          --           --        --       764
Effect of 7% preferred stock, assumed
  converted.................................          --          762        --        --
Effect of convertible notes, assumed
  converted.................................          --          173        --     2,655
Effect of shares assumed issued pursuant to
  earn out agreements.......................         879          753        --     1,702
Pro forma effect of issuing common shares
  related to the Allied Waste equity
  offering..................................          --       13,883        --        --
                                                 -------      -------   -------   -------
                                                 128,380      128,820    81,442    67,762
Pro Forma effect of issuing common shares
  related to the Merger.....................      47,964       47,964    47,964    47,964
                                                 -------      -------   -------   -------
                                                 176,344      176,784   129,406   115,726
                                                 =======      =======   =======   =======

ITEM 7.  EXHIBITS

     (a) Exhibits

  EXHIBIT
  NUMBER                            DESCRIPTION
  -------                           -----------
   2.1      Amended and Restated Agreement and Plan of Reorganization
            between Allied Waste Industries, Inc. and Rabanco
            Acquisition Company, Rabanco Acquisition Company Two,
            Rabanco Acquisition Company Three, Rabanco Acquisition
            Company Four, Rabanco Acquisition Company Five, Rabanco
            Acquisition Company Six, Rabanco Acquisition Company Seven,
            Rabanco Acquisition Company Eight, Rabanco Acquisition
            Company Nine, Rabanco Acquisition Company Ten, Rabanco
            Acquisition Company Eleven, and Rabanco Acquisition Company
            Twelve. Exhibit 2.4 to the Company's Quarterly Report on
            Form 10-Q dated August 14, 1998, is incorporated herein by reference.
  10        Financial Statements together with Independent Auditors'
            Report for Rabanco Companies and Regional Disposal Company
            for 1996 and 1995 are incorporated herein by reference from the Company's Current Report on Form 8-K dated August 27,
            1998.
  23.1      Consent of Arthur Andersen LLP.
  23.2      Consent of Ernst & Young LLP.
  27.1      Restated financial data schedule for the year ended December
            31, 1997.
  27.2      Restated financial data schedule for the year ended December
            31, 1996.
  27.3      Restated financial data schedule for the year ended December
            31, 1995.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          ALLIED WASTE INDUSTRIES, INC.

                                          By: /s/ PETER S. HATHAWAY
                                            ------------------------------------
                                            Peter S. Hathaway
                                            Vice President and
                                            Chief Accounting Officer

Date: August 27, 1998